PROSPECTUS SUPPLEMENT                                 424(b)(5) re 333-3890
(TO PROSPECTUS DATED NOVEMBER 15, 1996)               and 333-3890-01

                                 125,000 SHARES       (HIGHWOODS LOGO GOES HERE)
                       HIGHWOODS PROPERTIES, INC.
             8 5/8% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES
                          (PAR VALUE $0.01 PER SHARE)
            (LIQUIDATION PREFERENCE EQUIVALENT TO $1,000 PER SHARE)

     Dividends on the 8 5/8% Series A Cumulative Redeemable Preferred Shares, $.01 par value per share (the "Preferred
Shares"), of Highwoods Properties, Inc. (the "Company") will be cumulative from the date of original issue and will be payable quarterly on or about the last day of February, May, August and November of each year, commencing May 31, 1997, at the rate of 8 5/8% of the liquidation preference per annum (equivalent to $86.25 per annum per share).

     The Preferred Shares are not redeemable prior to February 12, 2027. On or after February 12, 2027, the Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at a redemption price of $1,000 per share, plus accrued and unpaid dividends, if any, thereon. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of preferred shares. The Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the Company. See "Description of Preferred Shares -- Redemption." In order to maintain its qualification as a real estate investment trust for federal income tax purposes, the Company's Amended and Restated Articles of Incorporation impose limitations on the number of shares of capital stock, including Preferred Shares, that may be owned by any single person or affiliated groups. See "Description of Preferred Shares -- Restrictions on Ownership."

     Although the Underwriter has advised the Company that it intends to make a market in the Preferred Shares, it is under no obligation to do so and no assurance can be given that a market for the Preferred Shares will develop. See "Underwriting."

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 IN THE ACCOMPANYING PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE PREFERRED SHARES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
     THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                      OFFENSE.

[CAPTION]

                                                                PRICE TO                UNDERWRITING              PROCEEDS TO
                                                               PUBLIC (1)               DISCOUNT (2)             COMPANY (1)(3)
Per Share...........................................           $1,000.00                   $25.00                   $975.00
Total (4)...........................................          $125,000,000               $3,125,000               $121,875,000

(1) Plus accrued dividends, if any, from the date of original issue.

(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting estimated expenses payable by the Company of $200,000.

(4) The Company has granted to the Underwriter an option to purchase up to an additional 18,750 shares to cover over-allotments. If all of such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be $143,750,000, $3,593,750 and $140,156,250, respectively. See
    "Underwriting."

     The Preferred Shares are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, subject to approval of certain legal matters by counsel for the Underwriter and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Preferred Shares will be made in New York, New York on or about February 12, 1997.

                              MERRILL LYNCH & CO.

          The date of this Prospectus Supplement is February 7, 1997.

(Highwoods Properties logo goes here)

Map of Southeastern United States showing offices in Richmond and Norfolk, VA; Nashville, TN; Charlotte, Research Triangle and Piedmont Triad, NC; Greenville and Columbia, SC; Atlanta, GA; Birmington, AL; and Orlando, Tampa and Boco Raton, FL.

RESEARCH TRIANGLE
Raleigh-Durham, NC
  OFFICE:        4,215,447 S.F.
  INDUSTRIAL:      277,626 S.F.
PIEDMONT TRIAD                      RICHMOND, VA
Winston-Salem/Greensboro, NC           OFFICE:   928,103 S.F.
  OFFICE:        1,213,579 S.F.        INDUSTRIAL: 18,400 S.F.
  INDUSTRIAL:    3,319,204 S.F.     GREENVILLE, SC
ATLANTA, GA*                           OFFICE:   568,348 S.F.      NORFOLK, VA
  OFFICE:        1,601,448 S.F.        INDUSTRIAL: 118,802 S.F.      OFFICE:    81,373 S.F.
  INDUSTRIAL:    2,444,421 S.F.                                      INDUSTRIAL: 97,633 S.F.
                                     BOCA RATON, FL
NASHVILLE, TN                           OFFICE:   506,834 S.F.     ASHEVILLE, NC
  OFFICE:        1,313,617 S.F.                                       OFFICE:    63,500 S.F.
  INDUSTRIAL:      335,994 S.F.      MEMPHIS, TN                      INDUSTRIAL: 60,677 S.F.
                                        OFFICE:   464,131 S.F.
CHARLOTTE, NC                                                      BIRMINGHAM, AL
  OFFICE:          905,188 S.F.      COLUMBIA, SC                     OFFICE:   111,905 S.F.
  INDUSTRIAL:      469,652 S.F.         OFFICE:   399,713 S.F.
TAMPA, FL                                                          JACKSONVILLE, FL
                                 ORLANDO, FL
  OFFICE:        1,155,483 S.F.    OFFICE:   200,796 S.F.             OFFICE:    50,513 S.F.

* GIVES EFFECT TO THE ANDERSON TRANSACTION. NO ASSURANCE CAN BE GIVEN THAT THE ANDERSON TRANSACTION WILL BE CONSUMMATED. SEE "RECENT DEVELOPMENTS."


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY
OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT
ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR INCORPORATED HEREIN AND THEREIN BY REFERENCE. CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT SUMMARY HAVE THE MEANINGS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT ASSUMES THAT THE UNDERWRITER'S OVER-ALLOTMENT OPTION IS NOT EXERCISED. UNLESS THE CONTEXT INDICATES OTHERWISE, THE TERMS (I) "COMPANY" SHALL MEAN HIGHWOODS PROPERTIES, INC., PREDECESSORS OF HIGHWOODS PROPERTIES, INC. AND THOSE ENTITIES OWNED OR CONTROLLED BY HIGHWOODS PROPERTIES, INC., INCLUDING HIGHWOODS/FORSYTH LIMITED PARTNERSHIP (THE "OPERATING PARTNERSHIP"), AND (II) "PROPERTIES" SHALL MEAN THE 315 IN-SERVICE PROPERTIES OWNED BY THE COMPANY. ALL INFORMATION ABOUT THE PROPERTIES AS OF DECEMBER 31, 1996 INCLUDES THE 21 PROPERTIES ACQUIRED AFTER THAT DATE.

                                  THE COMPANY

GENERAL

     The Company is a self-administered and self-managed equity real estate investment trust ("REIT") that began operations through a predecessor in 1978. The Company is one of the largest owners and operators of suburban office and industrial properties in the Southeast. The Company owns a diversified portfolio of in-service office and industrial properties (the "Properties") encompassing approximately 19.2 million square feet located in 16 markets in North Carolina, Florida, Tennessee, Georgia, Virginia, South Carolina and Alabama. The Properties consist of 200 suburban office properties and 115 industrial (including 74 service center) properties and are leased to approximately 2,200 tenants. As of December 31, 1996, the Properties were 93% leased.

     In addition, the Company has 13 properties (11 suburban office properties and two industrial properties) under development in North Carolina, Virginia, Tennessee and South Carolina, which will encompass approximately 900,000 square feet. The Company also owns approximately 274 acres of land for future development (collectively, the "Development Land"). The Development Land is zoned and available for office and/or industrial development, substantially all of which has utility infrastructure already in place. The Company provides leasing, property management, real estate development, construction and miscellaneous tenant services for its properties as well as for third parties.

     The Company conducts substantially all of its activities through, and all of its properties are held directly or indirectly by, the Operating Partnership. The Operating Partnership is controlled by the Company as its sole general partner. As of February 7, 1997, the Company owned approximately 85% of the partnership interests (the "Units") in the Operating Partnership.

RECENT DEVELOPMENTS

     On January 9, 1997, the Company acquired the 17-building Century Center Office Park, four affiliated industrial properties and 20 acres of Development Land located in suburban Atlanta, Georgia (the "Century Center Transaction"). The properties total 1.6 million rentable square feet and, as of December 31, 1996, were 99% leased. In connection with the Century Center Transaction, the Company added 40 employees who managed, leased, developed, engineered and maintained the properties prior to their acquisition by the Company.

     In addition, the Company has agreed to enter into a business combination with Anderson Properties, Inc. ("Anderson Properties") and acquire a portfolio of 25 industrial properties and six office properties totaling 1.7 million rentable square feet, three industrial development projects totaling 402,000 rentable square feet and 137 acres of land for development (the "Anderson Transaction"). The in-service properties were 94% leased as of December 31, 1996. The Company has formed an Atlanta division to be headed by Anderson Properties' president, H. Gene Anderson, upon completion of the Anderson Transaction. All 25 employees of Anderson Properties are expected to join the Company upon completion of the Anderson Transaction. The Anderson Transaction is expected to close by February 14, 1997, but no assurance can be made that all or part of the transaction will be consummated.

OPERATING STRATEGY

     The Company believes that it will continue to benefit from the following factors:

     DIVERSIFICATION. Since its initial public offering (the "IPO"), the Company has significantly reduced its dependence on any particular market, property type or tenant. At the time of the IPO, the Company's portfolio consisted almost exclusively of office properties in the Raleigh-Durham, North Carolina area (the "Research Triangle"). Based on December 1996 results, properties in the Research Triangle account for 28% of the rental revenue from the Properties, and industrial (including service center) properties represent 13%. The Company's 2,200 tenants represent a diverse cross-section of the economy. As of December 31, 1996, the 20 largest tenants of the Properties represented approximately 25% of the combined rental revenue from the Properties, and the largest single tenant accounted for less than 4%.

     ACQUISITION AND DEVELOPMENT OPPORTUNITIES. The Company believes that it has several advantages over many of its competitors in pursuing development and acquisition opportunities. The Company has the flexibility to fund acquisitions and development projects from numerous sources, including the public equity and debt markets, its $280 million unsecured revolving loan, other bank and institutional borrowings and the issuance of Units, which may provide tax advantages to certain sellers. In addition, its 274 acres of Development Land offer significant development opportunities. The Company's development and acquisition activities should also continue to benefit from its relationships with tenants and property owners and management's extensive local knowledge of the Company's markets.

     MANAGED GROWTH STRATEGY. The Company's strategy has been to focus its real estate activities in markets where it believes its extensive local knowledge gives it a competitive advantage over other real estate developers and operators. As the Company has expanded into new markets, it has continued to maintain this localized approach by combining with local real estate operators with many years of development and management experience in their respective markets. Also, in making its acquisitions, the Company has sought to employ those property-level managers who are experienced with the real estate operations and the local market relating to the acquired properties, so that 87% of the Company's portfolio was either developed by the Company or is managed on a day-to-day basis by personnel that previously managed, leased and/or developed the properties prior to their acquisition by the Company.

     EFFICIENT, CUSTOMER SERVICE-ORIENTED REGIONAL ORGANIZATION. The Company provides a complete line of real estate services to its tenants and third parties. The Company believes that its in-house development, acquisition, construction management, leasing, brokerage and management services allow it to respond to the many demands of its existing and potential tenant base, and enable it to provide its tenants cost-effective services such as build-to-suit construction and space modification, including tenant improvements and expansions. The Company believes that the operating efficiencies achieved through its fully integrated organization also provide a competitive advantage in setting its lease rates and pricing other services.

     FLEXIBLE AND CONSERVATIVE CAPITAL STRUCTURE. The Company is committed to maintaining a flexible and conservative capital structure that: (i) allows growth through development and acquisition opportunities, (ii) provides access to the public equity and debt markets on favorable terms and (iii) promotes future earnings growth. Since the IPO, the Company has completed four public offerings and one private placement of its Common Stock, raising total net proceeds of $619 million. The net proceeds were contributed to the Operating Partnership in exchange for additional Units as required under the Operating Partnership's limited partnership agreement (the "Operating Partnership Agreement"). In addition, the Company has a $280 million unsecured revolving line of credit (the "Revolving Loan") from a syndicate of lenders. On December 2, 1996, the Operating Partnership issued $100 million of 6 3/4% notes due December 1, 2003 (the "2003 Notes") and $110 million of 7% notes due December 1, 2006 (the "2006 Notes") (the 2003 Notes and the 2006 Notes being collectively referred to as the "Notes").

     Assuming completion of this offering (the "Offering") and application of the net proceeds therefrom as described in "Use of Proceeds," the Company's pro forma debt as of February 1, 1997 would have totaled $577.2 million and would have represented approximately 26% of total market capitalization (based on a price of $35 per share for the Common Stock).

THE PROPERTIES

     The following tables provide certain information about the Properties as of December 31, 1996:

                                                                           PERCENT OF
                                                                              TOTAL                              PERCENT OF
                        OFFICE     INDUSTRIAL     TOTAL       RENTABLE      RENTABLE         ANNUALIZED       TOTAL ANNUALIZED
                      PROPERTIES   PROPERTIES   PROPERTIES   SQUARE FEET   SQUARE FEET   RENTAL REVENUE (1)    RENTAL REVENUE
Research Triangle,
  NC................       66            4           70       4,493,073         23.4%       $ 59,531,783             28.1%
Piedmont Triad,
  NC................       24           80          104       4,532,783         23.6          28,377,515             13.4
Atlanta, GA.........       19            7           26       2,350,035         12.2          24,470,771             11.6
Nashville, TN.......       13            3           16       1,649,611          8.6          22,031,823             10.4
Tampa, FL...........       20           --           20       1,155,483          6.0          14,952,850              7.1
Charlotte, NC.......       14           16           30       1,374,840          7.2          12,764,601              6.0
Richmond, VA........       17            1           18         946,503          4.9          10,945,698              5.2
Boca Raton, FL......        3           --            3         506,834          2.6           9,818,380              4.6
Memphis, TN.........        7           --            7         464,131          2.4           8,631,033              4.1
Greenville, SC......        5            2            7         687,150          3.6           7,651,473              3.6
Columbia, SC........        6           --            6         399,713          2.1           5,068,491              2.4
Orlando, FL.........        2           --            2         200,796          1.0           2,106,759              1.0
Birmingham, AL......        1           --            1         111,905          0.6           1,691,703              0.8
Norfolk, VA.........        1            1            2         179,006          0.9           1,582,828              0.7
Asheville, NC.......        1            1            2         124,177          0.6           1,121,423              0.5
Jacksonville, FL....        1           --            1          50,513          0.3           1,106,747              0.5
      Total.........      200          115(2)       315      19,226,553        100.0%       $211,853,878            100.0%

                                                            OFFICE           INDUSTRIAL            TOTAL OR
                                                          PROPERTIES       PROPERTIES (2)          AVERAGE
Total Annualized Rental Revenue (1).................     $185,150,342       $  26,703,536        $211,853,878
Total rentable square feet..........................       13,659,426           5,567,127          19,226,553
Percent leased......................................               93%(3)              91%(4)              93%
Average age (years).................................             10.3                10.1(5)             10.2

(1) Annualized Rental Revenue is December 1996 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

(2) Includes 74 service center properties.

(3) Includes 43 single-tenant properties comprising 2.7 million rentable square feet and 144,767 rentable square feet leased but not occupied.

(4) Includes 28 single-tenant properties comprising 1.8 million rentable square feet and 48,136 rentable square feet leased but not occupied.

(5) Excludes Ivy Distribution Center. Ivy is a 400,000-rentable square foot warehouse, which was constructed in stages. A portion of the building was built in 1930; major expansions took place in the mid-1940s, mid-1950s and 1981. In 1989, the entire property was renovated to convert it from a manufacturing facility to a warehouse.

                                  THE OFFERING

Securities Offered....................................  125,000 shares of 8 5/8% Series A Cumulative Redeemable
                                                        Preferred Shares.

Use of Proceeds.......................................  The net proceeds to the Company from the Offering
                                                        (approximately $121.7 million) will be used to pay down
                                                        existing indebtedness and fund pending acquisitions and
                                                        development.

Ranking...............................................  With respect to the payment of dividends and amounts upon liquidation, the Preferred Shares offered hereby will
                                                        rank PARI PASSU with any other equity securities of the
                                                        Company the terms of which provide that such equity
                                                        securities rank on a parity with the Preferred Shares and
                                                        will rank senior to the Common Stock and any other equity
                                                        securities of the Company which by their terms rank
                                                        junior to the Preferred Shares. See "Description of
                                                        Preferred Stock -- Rank" in the accompanying Prospectus.

Dividends.............................................  Dividends on the Preferred Shares offered hereby are cumulative from the date of original issue and are
                                                        payable quarterly on or about the last day of February,
                                                        May, August and November of each year, commencing on May
                                                        31, 1997, at the rate of 8 5/8% of the liquidation
                                                        preference per annum (equivalent to $86.25 per annum per
                                                        share). Dividends on the Preferred Shares will accrue
                                                        whether or not the Company has earnings, whether or not
                                                        there are funds legally available for the payment of such
                                                        dividends and whether or not such dividends are declared.

Liquidation Rights....................................  The Preferred Shares will have a liquidation preference of $1,000 per share, plus an amount equal to any accrued
                                                        and unpaid dividends. See "Description of Preferred
                                                        Shares -- Liquidation Preference."

Redemption............................................  The Preferred Shares are not redeemable prior to February
                                                        12, 2027. On and after February 12, 2027, the Preferred
                                                        Shares will be redeemable for cash at the option of the
                                                        Company, in whole or in part, at $1,000 per share, plus
                                                        any accrued and unpaid dividends thereon to the date
                                                        fixed for redemption. The redemption price (other than
                                                        the portion thereof consisting of accrued and unpaid
                                                        dividends) is payable solely out of the sale proceeds of
                                                        other capital stock of the Company, which may include
                                                        other series of preferred shares, and from no other
                                                        source. See "Description of Preferred Shares --
                                                        Redemption."

Voting Rights.........................................  If dividends on the Preferred Shares are in arrears for six or more quarterly periods, whether or not such
                                                        quarterly periods are consecutive, holders of the
                                                        Preferred Shares (voting separately as a class with all
                                                        other series of preferred stock upon which like voting

                                                        rights have been conferred and are exercisable) will be
                                                        entitled to vote for the election of two additional
                                                        directors to serve on the Board of Directors of the
                                                        Company until all dividend arrearages have been paid. See
                                                        "Description of Preferred Shares -- Voting Rights."

Conversion............................................  The Preferred Shares are not convertible or exchangeable for any other property or securities of the Company.

Ownership Limits......................................  The Preferred Shares will be subject to certain restrictions on ownership intended to preserve the
                                                        Company's status as a REIT for federal income tax
                                                        purposes. See "Description of Preferred Shares --
                                                        Restrictions on Ownership."

Trading...............................................  Although the Underwriter has advised the Company that it intends to make a market in the Preferred Shares, it is
                                                        under no obligation to do so and no assurance can be
                                                        given that a market for the Preferred Shares will
                                                        develop. See "Underwriting."

                                  THE COMPANY

GENERAL

     The Company is a self-administered and self-managed equity REIT that began operations through a predecessor in 1978. Following the IPO in 1994, the Company has established itself as one of the largest owners and operators of suburban office and industrial properties in the Southeast. The Company owns 315 Properties located in 16 markets in North Carolina, Florida, Tennessee, Georgia, Virginia, South Carolina and Alabama.

     The Properties consist of 200 suburban office properties and 115 industrial (including 74 service center) properties, contain an aggregate of approximately
19.2 million rentable square feet and are leased to approximately 2,200 tenants. At December 31, 1996, the Properties were 93% leased. An additional 13 properties (the "Development Projects"), which will encompass approximately 900,000 square feet, are currently under development in North Carolina, Virginia, Tennessee and South Carolina. The Company also owns approximately 274 acres of Development Land. The Development Land is zoned and available for office and/or industrial development, substantially all of which has utility infrastructure already in place.

     The Company conducts substantially all of its activities through, and all of its properties are held directly or indirectly by, the Operating Partnership. The Operating Partnership is controlled by the Company as its sole general partner and, as of February 7, 1996, the Company owned approximately 85% of the Units in the Operating Partnership. The remaining Units are owned by limited partners (including certain officers and directors of the Company). Each Unit may be redeemed by the holder thereof for the cash value of one share of Common Stock or, at the Company's option, one share (subject to certain adjustments) of Common Stock. With each such exchange, the number of Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership will increase. In connection with this Offering, the Operating Partnership will issue 8 5/8% Series A Preferred Units (the "Series A Preferred Units"). See "Use of Proceeds."

     In addition to owning the Properties, the Development Projects and the Development Land, the Company provides leasing, property management, real estate development, construction and miscellaneous tenant services for its properties as well as for third parties. The Company conducts its third-party fee-based services through Highwoods Services, Inc. and Forsyth Properties Services, Inc., which are subsidiaries of the Operating Partnership. The Company recently sold its third-party brokerage business in the Research Triangle and the Piedmont Triad and currently provides such brokerage services only in Nashville, Tennessee.

     The Company was formed in North Carolina in 1994. The Company's executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, and its telephone number is (919) 872-4924. The Company also maintains regional offices in Winston-Salem, Greensboro and Charlotte, North Carolina; Richmond, Virginia; Nashville and Memphis, Tennessee; Atlanta, Georgia; and Tampa and Boca Raton, Florida.

OPERATING STRATEGY

     The Company believes that it will continue to benefit from the following factors:

     DIVERSIFICATION. Since the IPO in 1994, the Company has significantly reduced its dependence on any particular market, property type or tenant. The Company's portfolio has expanded from 41 North Carolina properties (40 of which were in the Research Triangle area) to 315 properties in 16 southeastern markets. Based on December 1996 results, approximately 28% of the rental revenue from the Properties is derived from properties in the Research Triangle. The Company has recently made a significant investment in the suburban Atlanta market with the acquisition of the Century Center Office Park and has committed to increase further its presence in Atlanta through the Anderson Transaction. The Company first entered Atlanta and 10 other new markets through its September 1996 merger with Crocker Realty Trust, Inc. ("Crocker"). See "Recent Developments." Prior to its merger with Crocker, the Company expanded into Winston-Salem/Greensboro, North Carolina (the "Piedmont Triad") and Charlotte, North Carolina through a merger with Forsyth Properties, Inc. ("Forsyth") and also completed significant business combinations in Richmond, Virginia and Nashville, Tennessee. The Company has focused on markets that, like the Research

Triangle, have strong demographic and economic characteristics. The Company believes that its markets have the potential over the long term to provide investment returns that exceed national averages. The Company's markets have experienced strong employment, population and household formation growth over the past five years and are expected to continue to demonstrate strong growth over the next five years.

     The Company's strategy has been to assemble a portfolio of properties that enables the Company to offer buildings with a variety of cost, tenant finish and amenity choices that satisfy the facility needs of a wide range of tenants seeking commercial space. This strategy led, in part, to the Company's combination with Forsyth in February 1995, which added industrial and service center properties (as well as additional office properties) to its suburban office portfolio. Today, based on the December 1996 results for the Properties, approximately 87% of the Company's rental revenue is derived from suburban office properties and 13% is derived from industrial properties.

     The Company has also reduced its dependence on any particular tenant or tenants in any particular industry. Its 2,200 tenants represent a diverse cross-section of the economy. As of December 31, 1996, the 20 largest tenants of the Properties represented approximately 25% of the combined rental revenue from the Properties, and the largest single tenant accounted for less than 4%.

     ACQUISITION AND DEVELOPMENT OPPORTUNITIES. The Company seeks to acquire suburban office and industrial properties at prices below replacement cost that offer attractive returns, including acquisitions of underperforming, high quality properties in situations offering opportunities for the Company to improve such properties' operating performance. The Company will also continue to engage in the selective development of suburban office and industrial projects, primarily in suburban business parks, and intends to focus on build-to-suit projects and projects where the Company has identified sufficient demand. In build-to-suit development, the building is significantly pre-leased to one or more tenants prior to construction. Build-to-suit projects often foster strong long-term relationships between the Company and the tenant, creating future development opportunities as the facility needs of the tenant increase.

     The Company believes that it has several advantages over many of its competitors in pursuing development and acquisition opportunities. The Company has the flexibility to fund acquisitions and development projects from numerous sources, including the public equity and debt markets, its $280 million Revolving Loan, other bank and institutional borrowings and private equity issuances. Frequently, the Company acquires properties through the exchange of Units in the Operating Partnership for the property owner's equity in the acquired properties. As discussed above, each Unit received by these property owners is redeemable for cash from the Operating Partnership or, at the Company's option, shares of Common Stock. In connection with these transactions, the Company may also assume outstanding indebtedness associated with the acquired properties. The Company believes that this acquisition method may enable it to acquire properties at attractive prices from property owners wishing to enter into tax-deferred transactions. Since the Company's inception, Units have constituted all or part of the consideration for 115 Properties comprising 7.4 million rentable square feet. As of February 7, 1997, only 1,200 Units have been redeemed for cash, totaling $35,000.

     Another advantage is the Company's commercially zoned and unencumbered Development Land in existing business parks. The Company owns approximately 274 acres of Development Land, substantially all of which has utility infrastructure already in place. In addition, the Company has agreed to acquire 243 additional acres in Weston, one of the Research Triangle's premier master-planned office developments, where the Company already owns 32 acres.

     The Company's development and acquisition activities also benefit from its local market presence and knowledge. The Company's property-level officers have on average over 14 years of real estate experience in their respective markets. Because of this experience, the Company is in a better position to evaluate acquisition and development opportunities. In addition, the Company's relationships with its approximately 2,200 tenants and those tenants at properties for which it conducts third-party fee based services may lead to development projects when these tenants or their affiliates seek new space. Also, its relationships with other property owners for whom it provides third-party management services generate acquisition opportunities.

     MANAGED GROWTH STRATEGY. The Company's strategy has been to focus its real estate activities in markets where it believes its extensive local knowledge gives it a competitive advantage over other real estate developers and operators. As the Company has expanded into new markets, it has continued to maintain this localized approach by combining with local real estate operators with many years of development and management experience in their respective markets. Also, in making its acquisitions, the Company has sought to employ those property-level managers who are experienced with the real estate operations and the local market relating to the acquired properties, so that 87% of the Company's portfolio was either developed by the Company or is managed on a day-to-day basis by personnel that previously managed, leased and/or developed those properties prior to their acquisition by the Company.

     EFFICIENT, CUSTOMER SERVICE-ORIENTED ORGANIZATION. The Company provides a complete line of real estate services to its tenants and third parties. The Company believes that its in-house development, acquisition, construction management, leasing, brokerage and management services allow it to respond to the many demands of its existing and potential tenant base, and enable it to provide its tenants cost-effective services such as build-to-suit construction and space modification, including tenant improvements and expansions. In addition, the breadth of the Company's capabilities and resources provides it with market information not generally available. The Company believes that the operating efficiencies achieved through its fully integrated organization also provide a competitive advantage in setting its lease rates and pricing other services.

     FLEXIBLE AND CONSERVATIVE CAPITAL STRUCTURE. The Company is committed to maintaining a flexible and conservative capital structure that: (i) allows growth through development and acquisition opportunities, (ii) provides access to the public equity and debt markets on favorable terms and (iii) promotes future earnings growth.

     The Company and the Operating Partnership have demonstrated a strong and consistent ability to access the public equity and debt markets. Since the IPO, the Company has completed four public offerings and one private placement of its common stock, raising total net proceeds of $619 million, which were contributed to the Operating Partnership in exchange for additional Units as required by the Operating Partnership Agreement. In addition, on December 2, 1996, the Operating Partnership issued the 2003 Notes and the 2006 Notes in aggregate principal amounts of $100 million and $110 million, respectively. It is the Company's policy that Highwoods Properties, Inc. shall not incur indebtedness other than short-term trade, employee compensation, dividends payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership and its subsidiaries.

     On September 27, 1996, the Company replaced a $140 million credit facility with the $280 million Revolving Loan. The Revolving Loan expires on October 31, 1999. Interest on the outstanding balance is currently payable monthly at a rate of 6.91%.

     Assuming completion of the Offering and application of the net proceeds therefrom as described under "Use of Proceeds," the Company's pro forma debt as of February 1, 1997 would have totaled $577.2 million and would have represented approximately 26% of total market capitalization (based on a price of $35 per share for the Common Stock).

                              RECENT DEVELOPMENTS

ACQUISITION OF SUBURBAN ATLANTA PROPERTIES

     CENTURY CENTER TRANSACTION. On January 9, 1997, the Company acquired the 17-building Century Center Office Park, four affiliated industrial properties and 20 acres of Development Land located in suburban Atlanta, Georgia (the "Century Center Transaction"). The properties total 1.6 million rentable square feet and, as of December 31, 1996, were 99% leased. The cost of the Century Center Transaction was $55.6 million in Units (valued at $29.25 per Unit, the market value of a share of Common Stock as of the signing of a letter of intent for the Century Center Transaction), the assumption of $19.4 million of secured debt and a cash payment of $53.1 million drawn from the Company's $280 million Revolving Loan. All Units issued in the transaction are subject to restrictions on transfer and redemption. Such restrictions are scheduled to expire over a three-year period in equal annual installments commencing one year from the date of issuance. Prior to their acquisition by the Company, the acquired properties were leased and managed by White &

Associates Management Group, 40 employees of which have been retained by the Company to continue the lease administration, property management, development, engineering and maintenance of the properties.

     The 1.2-million square foot, 17-building Century Center Office Park is adjacent to Interstate-85 in north central Atlanta. Century Center Office Park was 99% leased at December 31, 1996. Its tenants include AT&T, BellSouth, the Federal government (four agencies), MBNA and Egleston Hospitals. Century Center Office Park is located on approximately 77 acres, of which approximately 61 acres are controlled under long-term fixed rental ground leases that expire in 2058. The rent under the leases is approximately $180,000 per year with scheduled 10% increases in 1999 and 2009. The leases do not contain a right to purchase the subject land.

     The four industrial properties acquired in the Century Center Transaction are located in two business parks and were 100% leased at December 31, 1996. The Company's acquisition also includes three development parcels totaling 20 acres in Century Center Office Park. The master plan for the office park envisions an additional 800,000 square feet of office space on such parcels.

     The Company estimates a first-year net operating income from the properties acquired in the Century Center Transaction of $13.3 million. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Disclosure Regarding Forward-Looking Statements."

     ANDERSON TRANSACTION. The Company has agreed to enter into a business combination with Anderson Properties and acquire a portfolio of industrial, office and undeveloped properties in Atlanta from affiliates of Anderson Properties (the "Anderson Transaction"). The Anderson Transaction involves 25 industrial properties and six office properties totaling 1.7 million rentable square feet, three industrial development projects totaling 402,000 square feet and 137 acres of land for development. Although the Company expects the Anderson Transaction to close by February 14, 1997, no assurance can be made that all or part of the transaction will be consummated.

     The cost of the Anderson Transaction will consist of the issuance of $25.6 million of Units (valued at $29.25 per Unit, the market value of a share of Common Stock as of the signing of a letter of intent relating to the transaction), the assumption of $8.7 million of mortgage debt and a cash payment of $37.2 million. The cash amount includes $11.1 million expected to be paid to complete the three development projects. Approximately $4.9 million of the Units are newly created Class B Units, which differ from other Units in that they are not eligible for cash distributions from the Operating Partnership. The Class B Units will convert to regular Units in 25% annual installments commencing one year from the date of issuance. Prior to such conversion, such Units will not be redeemable for cash or Common Stock. All other Units to be issued in the transaction are also subject to restrictions on transfer or redemption. Such lock-up restrictions will expire over a three-year period in equal annual installments commencing one year from the date of issuance.

     The in-service properties were 94% leased to 150 tenants as of December 31, 1996, and are primarily located in business park settings in north Atlanta or near Hartsfield International Airport. The in-service industrial properties are warehouse and bulk distribution facilities that are generally leased on a multi-tenant basis. The development projects have a cost-to-date of $4.6 million and are expected to be completed during 1997.

     The undeveloped land to be acquired in the Anderson Transaction is located in three business parks. The majority of the undeveloped land consists of the 108-acre tract in the Atlanta Tradeport complex ("Atlanta Tradeport"). Atlanta Tradeport is a 260-acre, integrated, mixed-use domestic and international business complex designed as Atlanta's only general purpose Foreign Trade Zone. Located nine miles south of downtown, Atlanta Tradeport is directly east of and contiguous to Hartsfield International Airport. The balance of the undeveloped land is located in Chastain Place (10 acres) and Newpoint (19 acres). Both locations are close to interstate highways and major area malls.

     The Company has established an Atlanta division, to be headed by Anderson Properties' president, H. Gene Anderson, upon completion of the Anderson Transaction. Mr. Anderson has over 25 years of commercial real estate experience in the Atlanta area. All 25 employees of Anderson Properties are expected to join the Company, including the four other members of Anderson Properties' senior management team, each of whom has at least 12 years of commercial real estate experience. Upon completion of the Anderson Transaction, Mr. Anderson will be one of the Company's largest equity holders with 560,000 Units and will be appointed to the Board of Directors of the Company.

     The Company estimates a first-year net operating income from the properties to be acquired in the Anderson Transaction of $5.7 million. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Disclosure Regarding Forward-Looking Statements."

     At the time of the Company's initial announcement of the Anderson Transaction, the acquisition was expected to include two additional industrial properties and a 158-acre tract of development land (collectively, "Bluegrass Business Center") and another industrial property ("Ellsworth"). Certain issues have been raised, however, about the seller's ability to deliver the Bluegrass Business Center. Also, upon completion of due diligence, the Company has decided not to acquire Ellsworth.

ACQUISITION OF CROCKER REALTY TRUST, INC.

     On September 20, 1996, the Company completed its merger with Crocker Realty Trust, Inc. As a result of the merger, the Company acquired 58 suburban office properties and 12 service center properties (the "Crocker Properties") located in 15 southeastern markets in Florida, North Carolina, South Carolina, Tennessee, Georgia, Virginia and Alabama. The Crocker Properties encompass 5.7 million rentable square feet. The Company believes that the merger offered a unique investment opportunity for future growth by allowing the Company to expand and diversify its operations to growth-oriented markets throughout the Southeast. In addition, the merger enhanced the Company's opportunities to engage in development projects and accretive acquisitions, such as the Century Center Transaction and the Anderson Transaction, due to the inherent cost savings of previously established local real estate management and infrastructure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEVELOPMENT ACTIVITY

     The Company has 11 suburban office properties and two industrial properties under development totaling 900,000 square feet of space. The following table summarizes these properties:

                                                    RENTABLE                                                ESTIMATED
                                                     SQUARE      ESTIMATED    COST INCURRED    PRE-LEASING  COMPLETION
                                    LOCATION          FEET         COST       AS OF 12/31/96   PERCENTAGE      DATE
OFFICE PROPERTIES:
Simplex.......................  Piedmont Triad         12,000   $   900,000    $    137,000            62%      2Q97
Centerpoint V.................  Columbia               19,000     1,700,000         727,000            34       2Q97
North Park....................  Research Triangle      43,000     4,000,000       1,814,000            38       2Q97
Sycamore......................  Research Triangle      70,000     6,400,000       2,331,000            32       2Q97
Two AirPark East..............  Piedmont Triad         57,000     4,600,000       1,071,000            --       2Q97
Highwoods Plaza II............  Nashville             103,000    10,300,000       2,771,000            --       3Q97
Highwoods Two.................  Richmond               74,000     7,000,000         922,000            11       3Q97
Grove Park I..................  Richmond               20,000     1,600,000         897,000            --       3Q97
West Shore III................  Richmond               55,000     5,300,000       1,002,000            29       3Q97
Southwind III.................  Memphis                69,000     7,000,000              --            66       4Q97
Clintrials....................  Research Triangle     185,000    21,500,000         149,000           100       2Q98
OFFICE TOTAL OR AVERAGE.......                        707,000   $70,300,000    $ 11,821,000            44%

INDUSTRIAL PROPERTIES:
Airport Center................  Richmond              145,000     5,500,000       1,668,000            --       2Q97
R.F. Micro Devices............  Piedmont Triad         45,000     7,000,000         710,000           100       4Q97
INDUSTRIAL TOTAL OR AVERAGE...                        190,000   $12,500,000    $  2,378,000            24%
  TOTAL OR AVERAGE............                        897,000   $82,800,000    $ 14,199,000            39%*

* Improves to 55% when letters of intent for space are included.

OTHER ACQUISITION ACTIVITY

     The Company's investment committee continually evaluates potential acquisition opportunities in both its existing markets and in new markets that have demographic and economic characteristics similar to its current markets. Accordingly, at any particular time, the Company is likely to be involved in negotiations (at various stages) to acquire one or more properties or portfolios.

                                 THE PROPERTIES

     The Company owns 200 suburban office properties and 115 industrial properties, which are located in 16 markets in the Southeast. Two hundred and eighty-five of the Properties are located in business parks. The office properties are mid-rise and single-story suburban office buildings. The industrial properties include 41 warehouse and bulk distribution facilities and 74 service center properties. The service centers have varying amounts of office finish (usually at least 33%) and their rents vary accordingly. The service center properties are suitable for office, retail, light industrial and warehouse uses. In the aggregate, management developed 152 of the Properties. The Company provides management and leasing services for 294 of its 315 Properties.

     The following tables set forth certain information about the Properties at December 31, 1996:

                                                                        PERCENT OF
                                                                           TOTAL                            PERCENT OF
                     OFFICE      INDUSTRIAL      TOTAL      RENTABLE     RENTABLE        ANNUALIZED      TOTAL ANNUALIZED
                   PROPERTIES  PROPERTIES (1)  PROPERTIES  SQUARE FEET  SQUARE FEET  RENTAL REVENUE (2)   RENTAL REVENUE
Research Triangle,
  NC..............      66             4            70       4,493,073      23.4%       $ 59,531,783            28.1%
Piedmont Triad,
  NC..............      24            80           104       4,532,783      23.6          28,377,515            13.4
Atlanta, GA.......      19             7            26       2,350,035      12.2          24,470,771            11.6
Nashville, TN.....      13             3            16       1,649,611       8.6          22,031,823            10.4
Tampa, FL.........      20            --            20       1,155,483       6.0          14,952,850             7.1
Charlotte, NC.....      14            16            30       1,374,840       7.2          12,764,601             6.0
Richmond, VA......      17             1            18         946,503       4.9          10,945,698             5.2
Boca Raton, FL....       3            --             3         506,834       2.6           9,818,380             4.6
Memphis, TN.......       7            --             7         464,131       2.4           8,631,033             4.1
Greenville, SC....       5             2             7         687,150       3.6           7,651,473             3.6
Columbia, SC......       6            --             6         399,713       2.1           5,068,491             2.4
Orlando, FL.......       2            --             2         200,796       1.0           2,106,759             1.0
Birmingham, AL....       1            --             1         111,905       0.6           1,691,703             0.8
Norfolk, VA.......       1             1             2         179,006       0.9           1,582,828             0.7
Asheville, NC.....       1             1             2         124,177       0.6           1,121,423             0.5
Jacksonville,
  FL..............       1            --             1          50,513       0.3           1,106,747             0.5
       Total......     200           115           315      19,226,553     100.0%       $211,853,878           100.0%

                                                            OFFICE           INDUSTRIAL            TOTAL OR
                                                          PROPERTIES       PROPERTIES (1)          AVERAGE
Total Annualized Rental Revenue (2).................     $185,150,342       $  26,703,536        $211,853,878
Total rentable square feet..........................       13,659,426           5,567,127          19,226,553
Percent leased......................................               93%(3)              91%(4)              93%
Average age (years).................................             10.3                10.1(5)             10.2

(1) Includes 74 service center properties.

(2) Annualized Rental Revenue is December 1996 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

(3) Includes 43 single-tenant properties comprising 2.7 million rentable square feet and 144,767 rentable square feet leased but not occupied.

(4) Includes 28 single-tenant properties comprising 1.8 million rentable square feet and 48,136 rentable square feet leased but not occupied.

(5) Excludes Ivy Distribution Center. Ivy is a 400,000-rentable square foot warehouse, which was constructed in stages. A portion of the building was built in 1930; major expansions took place in the mid-1940s, mid-1950s and 1981. In 1989, the entire property was renovated to convert it from a manufacturing facility to a warehouse.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company:

NAME                        AGE   PRINCIPAL OCCUPATIONS AND OTHER DIRECTORSHIPS
O. Temple Sloan, Jr.         56   Director and Chairman of the Board of Directors. Mr. Sloan is a founder of the predecessor of the Company. Mr. Sloan was recently appointed as a director of NationsBank, N.A. Mr. Sloan also serves as chairman of
                                  General Parts, Inc., a nationwide distributor of automobile replacement parts, which he founded.
Ronald P. Gibson             51   Director, President and Chief Executive Officer. Mr. Gibson is a founder of the Company and has served as president or managing partner of its predecessor since its formation in 1978.
William T. Wilson, III       42   Director and Executive Vice President. Mr. Wilson joined Forsyth in 1982 and served as its president from 1993 until its merger with the Company.
John L. Turner               50   Director, Vice Chairman of the Board of Directors and Chief Investment
                                  Officer. Mr. Turner co-founded Forsyth's predecessor in 1975.
John W. Eakin                41   Director and Senior Vice President. Mr. Eakin is responsible for operations in Tennessee, Florida and Alabama. Mr. Eakin was a founder and president of Eakin & Smith, Inc. prior to its merger with the Company.
Thomas W. Adler              55   Director. Mr. Adler is chairman of Cleveland Real Estate Partners, a fee-based real estate service company. Mr. Adler has served as a member of the executive committee and board of governors of the National
                                  Association of Real Estate Investment Trusts ("NAREIT") and he was
                                  national president in 1990 of the Society of Industrial and Office
                                  Realtors.
William E. Graham, Jr.       67   Director. Mr. Graham is a lawyer in private practice with the firm of
                                  Hunton & Williams. Mr. Graham was a board member, vice chairman and general counsel of Carolina Power & Light Company. Mr. Graham serves on the Raleigh board of directors of NationsBank and the board of directors of BB&T Mutual Funds Group.
L. Glenn Orr, Jr.            56   Director. Mr. Orr is a director of Southern National Corporation and was its chairman of the board of directors, president and chief executive officer prior to its merger with Branch Banking and Trust.
Willard H. Smith, Jr.        59   Director. Mr. Smith recently retired from Merrill Lynch, where he was a managing director. Mr. Smith is a member of the board of directors of
                                  Cohen & Steers Realty Shares, Cohen & Steers Realty Income Fund, Cohen &
                                  Steers Total Return Realty Fund, Essex Property Trust, Inc., Realty
                                  Income Corporation and Willis Lease Financial Corporation.
Stephen Timko                68   Director. Mr. Timko joined the Board of Directors in February 1995 in connection with the Company's acquisition of Research Commons. He has served as associate vice president of financial affairs for Temple
                                  University.

NAME                        AGE   PRINCIPAL OCCUPATIONS AND OTHER DIRECTORSHIPS
Edward J. Fritsch            38   Senior Vice President and Secretary. Mr. Fritsch is responsible for the operations of the Company's Research Triangle division. Mr. Fritsch joined the Company in 1982.
Carman J. Liuzzo             36   Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Liuzzo was vice president and chief accounting officer for Boddie-Noell Enterprises, Inc. and Boddie-Noell Restaurant
                                  Properties, Inc. Mr. Liuzzo is a certified public accountant.
Thomas F. Cochran            42   Senior Vice President. Mr. Cochran manages the Charlotte and Greenville regions. Mr. Cochran served as senior vice president for Crocker prior to the Crocker Merger.
John E. Reece II             36   Vice President. Mr. Reece is responsible for the operations of the
                                  Company's Piedmont Triad area properties. Mr. Reece joined the Company in connection with the Company's merger with Forsyth.

     In addition, H. Gene Anderson has agreed to serve as a director and senior vice president of the Company upon completion of the Anderson Transaction. Mr. Anderson will be responsible for the operations of the Company's Atlanta properties. Mr. Anderson was the founder and president of Anderson Properties. See "Recent Developments -- Acquisition of Suburban Atlanta Properties."

                                USE OF PROCEEDS

     The net cash proceeds to the Company from the sale of the Preferred Shares offered hereby are expected to be approximately $121.7 million (approximately $140.0 million if the Underwriter's over-allotment option is exercised in full). The Company intends to contribute or otherwise transfer the net proceeds of the sale of the Preferred Shares to the Operating Partnership in exchange for Series A Preferred Units in the Operating Partnership, the economic terms of which will be substantially identical to the Preferred Shares. The Operating Partnership will be required to make all required distributions on the Series A Preferred Units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidation preference amount on the Preferred Shares) prior to any distribution of cash or assets to the holders of Units or to the holders of any other interests in the Operating Partnership, except for any other series or preference units ranking on a parity with the Series A Preferred Units as to distributions and/or liquidation rights and except for distributions required to enable the Company to maintain its qualification as a REIT. The Company expects to use the net proceeds to pay down the indebtedness currently outstanding on its Revolving Loan and to fund pending acquisition and development activity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of the Revolving Loan. As of February 1, 1997, the Company had $69 million outstanding under the Revolving Loan with interest accruing on such amounts at an average interest rate of 6.91%. Pending such uses, the net proceeds may be invested in short-term income producing investments such as commercial paper, government securities or money market funds that invest in government securities.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996 and on a pro forma basis assuming that (i) the issuance of the 125,000 Preferred Shares offered hereby and application of the net proceeds thereof, (ii) the completion of the Century Center Transaction, (iii) the completion of the Anderson Transaction, (iv) the issuance in December 1996 of the 2,587,500 shares of Common Stock at a price of $29 per share and 1,093,577 shares of Common Stock at an average price of $28.95 per share and the application of the net proceeds thereof and (v) the sale of the Notes and the application of the net proceeds thereof, all had occurred as of September 30, 1996. The information set forth in the table should be read in conjunction with the financial statements and the notes thereto incorporated herein by reference and the pro forma financial information and the notes thereto included elsewhere in this Prospectus Supplement.

                                                                                      SEPTEMBER 30, 1996
                                                                               HISTORICAL           AS ADJUSTED
                                                                                        (IN THOUSANDS)
Debt:
  Revolving Loan........................................................       $  245,000            $       --(1)
  Mortgages and notes payable...........................................          352,734               355,634
  6 3/4% Notes due 2003.................................................               --               100,000
  7% Notes due 2006.....................................................               --               110,000
     Total debt.........................................................          597,734               565,634
Minority interest in the Operating Partnership..........................           92,283               172,746
Stockholders' equity:
  Preferred Stock, $.01 par value; 10,000,000 authorized,
     8 5/8% Series A Cumulative Redeemable Preferred Shares
     (liquidation preference $1,000 per share), 0 shares
     and 125,000 shares, respectively,
     issued and outstanding.............................................               --               125,000
  Common Stock, $.01 par value; 100,000,000 authorized, 31,788,067 shares and 35,469,199 shares, respectively, issued and outstanding
     (2)................................................................              318                   355
  Additional paid-in capital............................................          670,032               773,111
  Accumulated deficit...................................................           (8,224)              (12,065)
     Total stockholders' equity.........................................          662,126               886,401
     Total capitalization...............................................       $1,352,143            $1,624,781

(1) Excludes $69.0 million drawn under the Revolving Loan in connection with acquisitions completed subsequent to September 30, 1996. See "Recent Developments."

(2) Excludes (a) 4,254,528 (historical) and 7,032,649 (as adjusted) shares of Common Stock that may be issued upon redemption of Units (which are redeemable by the holder for cash or, at the Company's option, shares of Common Stock on a one-for-one basis) issued in connection with the formation of the Company and subsequent property acquisitions, (b) 915,000 shares of Common Stock reserved for issuance upon exercise of options granted pursuant to the Amended and Restated 1994 Stock Option Plan, (c) 250,000 shares of Common Stock that may be issued upon the exercise of warrants granted to certain officers in connection with certain property acquisitions and (d) 354,000 shares of Common Stock that may be issued upon redemption of Units that may be issued in connection with certain property acquisitions and (e) 54,056 shares of Common Stock that may be issued in connection with the Eakin & Smith Transaction.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial and operating information for the Company on a pro forma basis for the year ended December 31, 1995 and as of and for the nine months ended September 30, 1996. The following table also sets forth selected financial and operating information on an historical basis for the Company for the period from June 14, 1994 (commencement of operations) to December 31, 1994, for the year ended December 31, 1995 and for the nine months ended September 30, 1996 and 1995. The financial data for the nine-month periods ended September 30, 1996 and 1995 is derived from unaudited financial statements. The other data was derived from unaudited information maintained by the Company. The following information should be read in conjunction with the financial statements and notes thereto incorporated by reference in the accompanying Prospectus and the pro forma financial statements and notes thereto included herein and incorporated by reference in the accompanying Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein and incorporated by reference in the accompanying Prospectus.

     The pro forma operating data for the year ended December 31, 1995 assumes that the following transactions all occurred as of January 1, 1995: (i) the merger with Forsyth and its affiliates (the "Forsyth Transaction"), (ii) the acquisition of the properties located in the Research Commons office park (the "Research Commons Properties"), (iii) the issuance of 5,640,000 shares of Common Stock (the "February 1995 Offering"), (iv) the issuance of 4,774,989 shares of Common Stock (the "August 1995 Offering"), (v) acquisitions of a total of 77 Properties and 68 acres of Development Land (the "Other 1995 Acquisitions"),
(vi) the merger with Eakin & Smith, Inc. and its affiliates (the "Eakin & Smith Transaction"), (vii) the issuance of 11,500,000 and 250,000 shares of Common Stock (the "Summer 1996 Offerings"), (viii) the merger with Crocker Realty Trust, Inc. (the "Crocker Merger"), (ix) the issuance of the Notes, (x) the issuance of 2,587,500, 611,626, 344,752 and 137,198 shares of Common Stock (the "December 1996 Offerings"), (xi) the Century Center Transaction, (xii) the Anderson Transaction and (xiii) this Offering. The pro forma balance sheet as of September 30, 1996 assumes that the issuance of the Notes, the December 1996 Offerings, the Century Center Transaction, the Anderson Transaction and this Offering occurred on September 30, 1996. The pro forma operating data for the nine months ended September 30, 1996 assumes that the Eakin & Smith Transaction, the Summer 1996 Offerings, the Crocker Merger, the issuance of the Notes, the December 1996 Offerings, the Century Center Transaction, the Anderson Transaction and this Offering occurred as of January 1, 1995.

     The pro forma information is based upon certain assumptions that are included in the notes to the pro forma financial statements included herein and the pro forma financial statements included or incorporated by reference in the accompanying Prospectus. The pro forma financial information is unaudited and is not necessarily indicative of what the financial position and results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the future financial position and results of operations for future periods.

                                                    UNAUDITED
                             UNAUDITED             HISTORICAL           UNAUDITED
                             PRO FORMA                                  PRO FORMA                      JUNE 14,
                         NINE MONTHS ENDED      NINE MONTHS ENDED       YEAR ENDED     YEAR ENDED      1994 TO
                           SEPTEMBER 30,          SEPTEMBER 30         DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                              1996(1)           1996         1995        1995(1)          1995           1994
                                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Total revenue........     $   159,104      $   87,766   $   50,924   $   194,871      $ 73,522       $ 19,442
  Rental property
    operating expenses
    (2)................          45,724          22,210       11,917        54,418        17,049          5,110
  General and
    administrative.....           4,237           3,766        1,813         4,218         2,737            810
  Interest expense.....          28,489          15,074        9,935        40,380        13,720          3,220
  Depreciation and
    amortization.......          26,077          13,357        7,612        30,880        11,082          2,607
  Income before
    minority interest..          54,577          33,359       19,647        64,975        28,934          7,695
  Minority interest....          (7,671)         (5,205)      (3,451)       (8,942 )      (4,937)          (808)
  Income before
    extraordinary
    item...............          46,906          28,154       16,196        56,033        23,997          6,887
  Extraordinary item-
    loss on early
    extinguishment of
    debt...............              --          (2,140)        (875)           --          (875)        (1,273)
  Net income...........          46,906          26,014       15,321        56,033        23,122          5,614
Series A Preferred
  Share dividends......          (8,086)             --           --       (10,781 )          --             --
Net income available
  for common shares....     $    38,820      $   26,014   $   15,321   $    45,252      $ 23,122       $  5,614
  Net income per common
    share..............     $      1.09      $     1.10   $     1.05   $      1.28      $   1.49       $    .63
BALANCE SHEET DATA
  (AT END OF PERIOD):
  Real estate, net of
    accumulated
    depreciation.......     $ 1,515,742      $1,320,758   $  522,144   $        --      $593,066       $207,976
  Total assets.........       1,653,573       1,380,910      616,950            --       621,134        224,777
  Total mortgages and
    notes payable......         355,634         597,734      181,752            --       182,736         66,864
OTHER DATA:
  FFO (3)..............          72,568          46,929       27,199        85,074        40,016         10,302
  Cash flow provided by
    (used in) (4)
    Operating
       activities......          81,828          47,890       29,578        99,008        43,169         13,150
    Investing
       activities......        (506,376)       (416,097)     (80,626)     (548,311 )    (136,032)      (107,363)
    Financing
       activities......         450,295         381,247      119,666       450,257        93,443        100,471
  EBIDA (5)............         109,143          61,790       37,194       136,235        53,736         13,522
  Ratio of earnings to
    fixed charges (6)..            2.27            3.17         2.98          2.06          3.11           3.39
  Ratio of FFO before
    fixed charges to
    fixed charges (7)..            2.89            4.58         4.12          2.56          4.31           5.15
  Number of
    in-service
    properties.........             315             280          180           303           191             44
  Total rentable square
    feet...............      19,226,553      16,736,000    8,530,000    18,226,000     9,215,171      2,746,219

(1) See "Highwoods Properties, Inc. Pro Forma Financial Information."

(2) Rental property operating expenses include salaries, real estate taxes, insurance, repairs and maintenance, property management, security, utilities, leasing, development, and construction expenses.

(3) FFO is defined as net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to stockholders. Further, funds from operations statistics as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

(4) Reflects the Company's cash flows and pro forma cash flows from operating, investing and financing activities. Pro forma cash flows from operating activities represents net income plus income allocable to minority interest, depreciation of rental properties and amortization of deferred expenses, line of credit fees and the cost of unwinding certain interest rate swap agreements. There are no pro forma adjustments for changes in working capital items. This unaudited pro forma cash flow data is not necessarily indicative of what actual cash flows would have been assuming the transactions described in the introduction to the table had been completed as of the beginning of each of the periods presented, nor does it purport to represent cash flows from operating, investing and financing activities for future periods.

(5) EBIDA means earnings before interest expense, depreciation, amortization and minority interest. EBIDA is computed as income from operations before extraordinary items plus interest expense, depreciation and amortization. The Company believes that in addition to cash flows and net income, EBIDA is a useful financial performance measurement for assessing the operating performance of an equity REIT, because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein and included or incorporated by reference in the accompanying Prospectus. Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect a REIT's results of operations and liquidity and should be considered in evaluating a REIT's operating performance. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.

(6) The ratio of earnings to fixed charges is computed as income from operations before extraordinary items plus fixed charges (excluding capitalized interest) divided by fixed charges. Fixed charges consist of interest costs, including amortization and debt discount and deferred financing fees, whether capitalized or expensed, and the interest component of rental expense.

(7) The ratio of FFO before fixed charges to fixed charges is calculated as FFO plus fixed charges (consisting primarily of interest expense), excluding amortization of debt discount and deferred financing fees divided by fixed charges. The Company believes that in addition to the ratio of earnings to fixed charges, this ratio provides a useful measure of a REIT's ability to service its debt because of the exclusion of non-cash items such as depreciation and amortization from the definition of FFO. This ratio differs from a GAAP-based ratio of earnings to fixed charges and should not be considered as an alternative to that ratio. Further, funds from operations statistics as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

     The following discussion and analysis of the financial condition and results of operations of the Company for the nine months ended September 30, 1996 should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in the accompanying Prospectus.

RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1996

     Revenue from rental operations increased $33.8 million, or 68%, from $49.6 million for the first nine months of 1995 to $83.4 million for the first nine months of 1996. The increase is a result of the properties acquired during February 1995, which only contributed partially to revenue in 1995, as well as the acquisitions made in subsequent periods in 1995 and during the nine months ended September 30, 1996. In total, 147 properties encompassing 6.5 million square feet were added to the portfolio in 1995 and 89 properties encompassing
7.5 million square feet were added in the first nine months of 1996.

     During the nine months ended September 30, 1996, 390 leases representing
2.4 million square feet of office and industrial space commenced at an average rate per square foot 6.2% higher than the average rate per square foot on the expired leases. Interest and other income increased $3.1 million from $1.3 million for the first nine months of 1995 to $4.4 million for the first nine months of 1996. The increase is related to an increase in cash available for investment for the nine months ended September 30, 1996 from the Summer 1996 Offerings and an increase in third-party management and leasing income.

     Rental operating expenses increased $10.3 million, or 87%, from $11.9 million for the first nine months of 1995 to $22.2 million for the first nine months of 1996. Rental expenses as a percentage of related rental revenues increased from 24.0% for the first nine months of 1995 to 26.6% for the first nine months of 1996. The increase is a result of an increase in the percentage of office properties in the portfolio, which have fewer "triple net" leases, and approximately $300,000 in additional expenses relating to snow removal and the severe winter weather in 1996. Depreciation and amortization for the nine months ended September 30, 1996 and 1995 was $13.4 million and $7.6 million, respectively. The increase of $5.8 million, or 76%, is due to the increase in depreciable assets noted above. Interest expense increased $5.2 million, or 53%, from $9.9 million for the first nine months of 1995 to $15.1 million for the first nine months of 1996. The increase is attributable to the increase in outstanding debt related to the Company's acquisition and development activities. Interest expense for the nine months ended September 30, 1996 and 1995 included $1.3 million and $1.2 million, respectively, of amortization of non-cash deferred financing costs and of the costs related to the Company's interest rate protection agreements. General and administrative expenses increased from 3.7% of total rental revenue in 1995 to 4.7% in 1996. This increase is attributable to the addition of two regional offices associated with the Richmond and Nashville acquisitions. The duplication of certain personnel costs during the acquisition of Crocker also contributed to higher general and administrative expenses for the nine months ended September 30, 1996. Such duplicative costs are expected to be eliminated in the fourth quarter of 1996 as the Company realizes the planned synergies from the Crocker Merger.

     Net income before minority interest and extraordinary item equaled $33.4 million and $19.6 million for the nine-month periods ended September 30, 1996 and 1995, respectively. The extraordinary item consisted of prepayment penalties incurred in connection with the extinguishment of certain debt assumed in the Crocker Merger. The Company's net income allocated to the minority interest totaled $5.2 million and $3.5 million for 1996 and 1995, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     The Company generated $47.9 million in cash flow from operating activities and $381.2 million in cash flow from financing activities for the nine months ended September 30, 1996. The cash flow from financing activities is a result of the issuance of 11.75 million shares of the Common Stock in the Summer 1996 Offerings. The Company utilized $416.7 million of this cash flow to invest in real property assets, primarily development in process, an acquisition of an 848,000-square foot office portfolio in Nashville, Tennessee through the Eakin & Smith Transaction and the acquisition of Crocker.

     The Company generated $106.7 million in cash flow as a result of the issuance of 3,681,076 shares of the Common Stock in the December 1996 Offerings. The Company used the proceeds from the December 1996 Offerings to pay down indebtedness outstanding on its Revolving Loan and to fund development and acquisition activity.

     The Company's total indebtedness at February 1, 1997 was $629.3 million and was comprised of (i) the 2003 Notes and the 2006 Notes in aggregate principal amounts of $100 million and $110 million, respectively, (ii) $311.3 million of conventional fixed rate mortgage indebtedness with an average rate of 8.3%,
(iii) $34.0 million outstanding under variable rate mortgages (see below for a discussion of interest rate protection agreements), (iv) $69.0 million under the Company's $280 million unsecured Revolving Loan, and (v) a 9%, $5.0 million unsecured note.

     The Revolving Loan requires monthly payments of interest only, with the balance of all principal and accrued but unpaid interest due on October 31, 1999. The interest rate on the Revolving Loan is LIBOR plus 135 basis points and will adjust based on the Company's senior unsecured credit rating within a range of LIBOR plus 100 basis points to LIBOR plus 175 basis points. At February 1, 1997, one-month LIBOR was 5.47%.

     To protect the Company from increases in interest expense due to fluctuations in its variable rate mortgages and Revolving Loan, the Company: (i) purchased an interest rate collar limiting its exposure to an increase in one-month LIBOR to 5.4% with respect to $80 million of the $280 million Revolving Loan and (ii) entered into interest rate swaps that limit its exposure to an increase in the interest rates to 7.23% in connection with the $34.0 million of variable rate mortgages. The interest rate on the Company's variable rate debt is adjusted at monthly intervals, subject to its interest rate protection program. The Company is exposed to certain losses in the event of non-performance by the counterparties under the collar and swap arrangements. The counterparties are major financial institutions and are expected to fully perform under the agreements. However, if they were to default on their obligations under the arrangements, the Company could be required to pay the full rate under the Revolving Loan and the variable rate mortgages, even if such rate were in excess of the rate in the collar and swap agreements. In addition, the Company may incur other variable rate indebtedness in the future. Increases in interest rates on its indebtedness could increase the Company's interest expense and could adversely affect the Company's cash flow.

     The 2003 Notes and the 2006 Notes are direct, unsecured and unsubordinated obligations of the Operating Partnership and rank PARI PASSU with each other and all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. However, the Notes are effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership. Interest on the 2003 Notes and the 2006 Notes accrues at the annual rates of 6 3/4% and 7%, respectively, and is payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1997. The Notes are not subject to any mandatory sinking fund. Each of the 2003 Notes and the 2006 Notes may be redeemed at any time at the option of the Operating Partnership, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Notes (or portion thereof) being redeemed plus accrued interest thereon to the redemption date and (ii) a "make-whole amount".

     In connection with the Crocker Merger, the Company assumed a $140 million mortgage note (the "Mortgage Note"), which remained outstanding after completion of the transaction. The Mortgage Note is secured by 46 of the Crocker Properties (the "Mortgage Note Properties"), which are held by AP Southeast Portfolio Partners, L.P. (the "Financing Partnership"). The Company has a 99.99% economic interest in the Financing Partnership, which is managed, indirectly, by the Company. The Mortgage Note is a conventional, monthly pay, first mortgage note in the principal amount of $140 million issued by the Financing Partnership. The Mortgage Note is a limited recourse obligation of the Financing Partnership as to which, in the event of a default under the indenture or the mortgage, recourse may be had only against the Mortgage Note Properties and other assets that have been pledged as security therefor. The Mortgage Note was issued to Kidder Peabody Acceptance Corporation I pursuant to an indenture, dated March 1, 1994 (the "Mortgage Note Indenture"), among the Financing Partnership, Bankers Trust Company of California, N.A., and Bankers Trust Company.

     The Mortgage Note bears interest on its outstanding principal balance at the rate of 7.88% per annum, subject to increase in the event of a default in the payment of any amount due, and matures on January 3, 2001.

The Mortgage Note provides for scheduled monthly payments of interest only, which are due on the first business day of each calendar month.

     The Mortgage Note Indenture provides for a lockout period that prohibits optional redemption payments in respect of principal of the Mortgage Note (other than a $7 million premium-free redemption payment) prior to November 22, 1998. Thereafter, the Financing Partnership may make optional redemption payments in respect of principal of the Mortgage Note on any distribution date, subject to the payment of a yield maintenance charge in connection with such payments made prior to August 1, 2000.

     Historically, rental revenue has been the principal source of funds to pay operating expenses, debt service and capital expenditures, excluding non-recurring capital expenditures. In addition, construction management, maintenance, leasing and management fees have provided sources of cash flow. The Company presently has no plans for major capital improvements to the existing Properties, other than normal recurring non-revenue-enhancing expenditures. The Company expects to meet its short-term liquidity requirements generally through its working capital and net cash provided by operating activities along with the borrowings under the Revolving Loan. The Company expects to meet certain of its financing requirements through long-term secured and unsecured borrowings and the issuance of additional debt or equity securities of the Company. In addition, the Company anticipates utilizing the Revolving Loan to fund construction and development activities. The Company does not intend to reserve funds to retire indebtedness under the Revolving Loan upon maturity. Instead, the Company will seek to refinance such debt at maturity or retire such debt through the issuance of additional equity or debt securities. The Company anticipates that its available cash and cash equivalents and cash flows from operating activities, together with cash available from borrowings and other sources, will be adequate to meet the capital and liquidity needs of the Company in both the short and long-term.

FUNDS FROM OPERATIONS AND CASH AVAILABLE FOR DISTRIBUTIONS

     The Company considers funds from operations ("FFO") to be a useful financial performance measure of the operating performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. Funds from operations does not represent net income or cash flows from operations as defined by GAAP, and FFO should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. Funds from operations does not measure whether cash flow is sufficient to fund all of the Company's cash needs including principal amortization, capital improvements and distributions to stockholders. Funds from operations does not represent cash flows from operating, investing or financing activities as defined by GAAP. Further, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO, as described below.

     Funds from operations is defined as net income (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. In March 1995, NAREIT issued a clarification of the definition of FFO. The clarification provides that amortization of deferred financing costs and depreciation of non-real estate assets are no longer to be added back to net income in arriving at FFO. Cash available for distribution is defined as FFO reduced by non-revenue enhancing capital expenditures for building improvements and tenant improvements and lease commissions related to second generation space.

     Funds from operations and cash available for distribution for the three and nine months ended September 30, 1996 and 1995 are summarized in the following table (in thousands):

                                                                   THREE MONTHS ENDED       NINE MONTHS ENDED
                                                                      SEPTEMBER 30,           SEPTEMBER 30,
                                                                    1996        1995        1996        1995
FUNDS FROM OPERATIONS:
Income before minority interest and extraordinary item.........    $14,223     $ 7,939     $33,359     $19,647
Add (deduct):
  Depreciation and amortization................................      5,459       3,069      13,357       7,612
  Minority interest in Crocker's depreciation..................       (117)         --        (117)         --
  Third-party service company cash flow........................         75          45         330         (60)
     FUNDS FROM OPERATIONS BEFORE MINORITY INTEREST............    $19,640     $10,963     $46,929     $27,199
CASH AVAILABLE FOR DISTRIBUTION:
Add (deduct):
  Rental income from straight-line rents.......................       (837)       (368)     (1,752)       (898)
  Amortization of deferred financing costs.....................        461         385       1,288       1,215
  Non-incremental revenue generating capital expenditures (1):
     Building improvements paid................................       (818)       (297)     (2,018)       (838)
     Second generation tenant improvements paid................       (864)       (475)     (2,172)     (1,388)
     Second generation lease commissions paid..................       (477)       (314)     (1,056)       (746)
       CASH AVAILABLE FOR DISTRIBUTION.........................    $17,105     $ 9,894     $41,219     $24,544
Weighted average shares/Units outstanding (2)..................     35,895      20,512      27,748      17,301
DIVIDEND PAYOUT RATIO:
  Funds from operations........................................       87.7%       84.2%       81.6%       82.7%
  Cash available for distribution..............................      100.7%       93.3%       92.9%       91.6%

(1) Amounts represent cash expenditures.

(2) Assumes conversion of limited partnership Units in the Operating Partnership to shares of the Company. Minority interest Unit holders and the stockholders of the Company share equally on a per share and per Unit basis; therefore, the resultant per share information is unaffected by the conversion.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus Supplement and the accompanying Prospectus, including documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are identified by words such as "expect," "anticipate," "should" and words of similar import. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in this section and "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Risk Factors" included or incorporated by reference in the Prospectus.

                           HIGHWOODS PROPERTIES, INC.
                        PRO FORMA FINANCIAL INFORMATION

     The accompanying unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1995 assumes that the following transactions all occurred as of January 1, 1995: (i) the Forsyth Transaction,
(ii) the acquisition of the Research Commons Properties, (iii) the February 1995 Offering, (iv) the August 1995 Offering, (v) the Other 1995 Acquisitions, (vi) the Eakin & Smith Transaction, (vii) the Summer 1996 Offerings, (viii) the Crocker Merger, (ix) the sale of the Notes, (x) the December 1996 Offerings,
(xi) the Century Center Transaction, (xii) the Anderson Transaction and (xiii) this Offering. The Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1996 assumes that the issuance of the Notes, the December 1996 Offerings, the Century Center Transaction, the Anderson Transaction and this Offering occurred on September 30, 1996. The Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 1996 assumes that the Eakin & Smith Transaction, the Summer 1996 Offerings, the Crocker Merger, the issuance of the Notes, the December 1996 Offerings, the Century Center Transaction, the Anderson Transaction and this Offering occurred as of January 1, 1995. These unaudited statements should be read in conjunction with the financial statements and notes thereto of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein or incorporated by reference in the accompanying Prospectus. In the opinion of management, the pro forma condensed consolidated financial information provides all adjustments necessary to reflect the effects of the above transactions.

     The pro forma condensed consolidated financial information is unaudited and is not necessarily indicative of the consolidated results which would have occurred if the transactions had been consummated in the periods presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

                           HIGHWOODS PROPERTIES, INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
                           (UNAUDITED, IN THOUSANDS)

                                                                                CENTURY
                                                             DECEMBER 1996      CENTER        ANDERSON
                                  HISTORICAL      NOTES        OFFERINGS      TRANSACTION    TRANSACTION    OFFERING
                                     (A)           (B)            (C)             (D)            (E)          (F)       PRO FORMA
ASSETS
  Real estate assets, net......   $1,320,758    $  --          $ --            $ 123,500       $71,484      $  --       $1,515,742
  Cash and cash equivalents....       19,305                      37,652                                      31,396        88,353
  Restricted cash..............       11,532                                                                                11,532
  Accounts and notes
    receivable.................        8,717                                                                                 8,717
  Accrued straight line rents
    receivable.................        4,957                                                                                 4,957
  Other assets.................       15,641        8,631                                                                   24,272
                                  $1,380,910    $   8,631      $  37,652       $ 123,500       $71,484      $ 31,396    $1,653,573
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Mortgages and notes payable....   $  352,734    $ (25,183)     $ --            $  19,400         8,683      $  --       $  355,634
Revolving loan.................      245,000     (176,186)       (68,814)         53,100        37,179       (90,279)       --
  6 3/4% Notes due 2003........                   100,000        --               --            --                         100,000
  7% Notes due 2006............                   110,000        --               --            --                         110,000
Accounts payable, accrued
 expenses and other
 liabilities...................       28,767                     --               --            --                          28,767
  Total liabilities............      626,501        8,631        (68,814)         72,500        45,862       (90,279)      594,401
Minority interest..............       92,283                     --               54,841        25,622                     172,746
Stockholders' equity
  Preferred stock..............       --           --            --               --            --           125,000       125,000
  Common stock.................          318                          37          --                           --              355
  Additional paid in capital...      670,032                     106,429          --            --            (3,325)      773,136
  Accumulated deficit..........       (8,224)                    --               (3,841)                         --       (12,065)
  Total stockholders' equity...      662,126       --            106,466          (3,841)       --           121,675       886,426
                                  $1,380,910    $   8,631      $  37,652       $ 123,500       $71,484      $ 31,396    $1,653,573

          See Notes to Pro Forma Condensed Consolidated Balance Sheet

                           HIGHWOODS PROPERTIES, INC.

                               NOTES TO PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                           (UNAUDITED, IN THOUSANDS)

     (A.) Reflects the Company's historical balance sheet contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

     (B.) Reflects the sale of the Notes and the repayment of approximately $176,186 of the Revolving Loan, the repayment of $25,183 of the Company's mortgages and secured notes payable and the capitalization of the discount, underwriters' fees and other expenses associated with the sale of the Notes, including the settlement of various interest rate swap agreements, to be amortized over the respective terms of the Notes.

     (C.) Reflects the December 1996 Offerings and the repayment of $68,814 of the Revolving Loan and the investment of $37,652 in cash and cash equivalents.

     (D.) Reflects the purchase price of $128,100 (which includes approximately $4,600 of prepayment penalties associated with the repayment of certain indebtedness) for the Century Center Transaction, which was funded through the assumption of a $19,400 mortgage loan, the issuance of $55,600 in Units (offset by $759 for minority interest share in prepayment penalties) and a cash payment of $53,100.

     (E.) Reflects the purchase price of $71,484 for the Anderson Transaction, which was funded through the assumption of $8,683 of mortgage indebtedness, the issuance of $25,622 in Units and a cash payment of $37,179.

     (F.) Reflects the Offering and the repayment of $90,279 of the Revolving Loan and the investment of $31,396 in cash and cash equivalents.

                           HIGHWOODS PROPERTIES, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                    PRE-ACQUISITION RESULTS                                DECEMBER
                                            CROCKER      CROCKER                             1996      CENTURY
                HISTORICAL  EAKIN & SMITH  HISTORICAL  ACQUISITIONS   PRO FORMA    NOTES   OFFERINGS   CENTER      ANDERSON
                   (A)           (B)          (C)          (D)       ADJUSTMENTS    (M)      (N)     TRANSACTION  TRANSACTION
REVENUE:
 Rental
  property.....  $ 83,366      $ 3,000      $ 47,372       $520        $   900(E)   --       --        $14,656(O)   $ 5,802(R)
 Other
  income.......     4,400          512         2,607         12         (4,043)(F)   --      --         --           --
                   87,766        3,512        49,979        532         (3,143)     --       --         14,656        5,802
OPERATING
 EXPENSES:
 Rental
  property.....    22,210          957        17,170        179         (1,640)(G)                       5,189(O)     1,659(R)
 Depreciation
  and
amortization...    13,357          526         8,516        108            351(H)      --       --       2,316(P)       903(P)
 Interest
 expense:
 Contractual...    13,786          739        15,055        215         (1,754)(I)     234  (3,612 )     3,828(Q)     2,282(Q)
  Amortization
   of deferred
   financing
   costs.......     1,288       --               849      --              (475)(J)     794              --           --
                   15,074          739        15,904        215         (2,229)     1,028   (3,612 )     3,828        2,282
 General and
  administrative..     3,766        153        4,134      --            (3,816)(K)   --      --         --           --
 Income before
  minority
  interest.....    33,359        1,137         4,255         30          4,191     (1,028)   3,612       3,323          958
 Minority
  interest.....    (5,205)      --            --          --            (2,466)(L)   --      --         --           --
 Income before
  extraordinary
  item.........  $ 28,154      $ 1,137      $  4,255       $ 30        $ 1,725    $(1,028) $ 3,612     $ 3,323      $   958
  Series A
   Preferred
   Share
   dividends...    --           --            --          --            --          --       --         --           --
  Net income
   available
   for common
   shares......  $ 28,154      $ 1,137      $  4,255       $ 30        $ 1,725    $(1,028) $ 3,612     $ 3,323      $   958
  Net income
   per common
   share.......
  Weighted
   average
   shares......

                 OFFERING
                   (S)     PRO FORMA
REVENUE:
 Rental
  property.....    --      $155,616
 Other
  income.......    --         3,488
                            159,104
OPERATING
 EXPENSES:
 Rental
  property.....       --     45,724
 Depreciation
  and
amortization...    --        26,077
 Interest
 expense:
 Contractual...   (4,740 )   26,033
  Amortization
   of deferred
   financing
   costs.......    --         2,456
                  (4,740 )   28,489
 General and
  administrativ    --         4,237
 Income before
  minority
  interest.....    4,740     54,577
 Minority
  interest.....    --        (7,671 )
 Income before
  extraordinary
  item.........  $ 4,740   $ 46,906
  Series A
   Preferred
   Share
   dividends...    --        (8,086 )
  Net income
   available
   for common
   shares......  $ 4,740   $ 38,820
  Net income
   per common
   share.......
                           $   1.09
  Weighted
   average
   shares......
                             35,470

     See Notes to Pro Forma Condensed Consolidated Statement of Operations

                           HIGHWOODS PROPERTIES, INC.

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)

     (A.) Reflects the Company's historical statement of operations contained in its Quarterly Report on Form 10-Q for the nine months ended September 30, 1996.

     (B.) Reflects the historical statement of operations of Eakin & Smith, Inc. for the three months ended March 31, 1996, which was acquired by the Company on April 1, 1996.

     (C.) Represents the historical statement of operations of Crocker for the period from January 1, 1996 to September 5, 1996.

     (D.) Reflects the historical operations of the Towermarc properties, which were acquired by Crocker on January 16, 1996, adjusted on a pro forma basis for interest and depreciation expense, for the period from January 1, 1996 to January 16, 1996, the date of the acquisition of Towermarc. Depreciation expense is calculated on the purchase price allocated to buildings, site improvements and tenant improvements with depreciation calculated on a straight-line basis over useful lives of 40 years, 15 years and the life of the respective leases, respectively.

     (E.) Reflects incremental rental income from a supplemental lease agreement entered into in connection with the Crocker Merger. The lease agreement was a condition of the Crocker Merger.

     (F.) Reflects the elimination of certain third-party leasing and property management income of Crocker not retained by the Company ($1,824) and the elimination of interest income on short-term investments advanced to a wholly owned subsidiary (the "Merger Subsidiary") in connection with the Crocker Merger ($2,219).

     (G.) Reflects the net adjustment to rental property expenses to eliminate the costs related to certain assets (primarily land held for development) which were retained by the prior shareholders of Crocker ($800) and to eliminate certain other property operating costs (primarily personnel and office costs for duplicative property management operations) which have been eliminated upon the completion of the Crocker Merger ($840).

     (H.) Represents the net adjustment to depreciation expense based upon an assumed allocation of the purchase price to land, buildings and development in process and building depreciation computed on a straight-line basis using an estimated life of 40 years for buildings and 7 years for furniture, fixtures and equipment as follows:

Eakin & Smith Transaction....................   $ (73)
Crocker Merger...............................     424
       Total.................................   $(351)

     (I.) Represents the net adjustment to interest expense to reflect interest costs on the net incremental borrowings related to the Eakin & Smith Transaction, the Crocker Merger (including effects of refinancing of certain Crocker mortgage debt with borrowings under the Revolving Loan) and the issuance of 11,750,000 shares of Common Stock. The adjustments are as follows:

Eakin & Smith Transaction (1)..............   $   468
Crocker Merger (2).........................    (2,222)
       Total...............................   $(1,754)

     (1) $26,653 in incremental borrowings in the Eakin & Smith Transaction at an average rate under the Revolving Loan of 7% for three months.

     (2) The incremental effect of refinancing mortgage debt with an average outstanding balance of $104,000 and an average rate of 10% with borrowings under the Revolving Loan with an average rate of 7% for the for period from January 1, 1996 to September 30, 1996.

     (J.) Represents the incremental adjustment to amortization to reflect the commitment fee on the Revolving Loan and the reduction in the amortization to reflect the Crocker mortgage loans repaid.

     (K.) Represents the net adjustment to general administrative expense to reflect the estimated incremental costs (primarily salaries) to the Company of operating a Nashville division and to reflect the elimination of certain costs (primarily executive salaries, administrative costs, the expenses incurred to generate third-party revenue and the expenses to operate the public entity) of Crocker not expected to be incurred by the Company as follows (in thousands):

Eakin & Smith Transaction..................   $    47
Crocker Merger.............................    (3,863)
       Total...............................   $(3,816)

     (L.) Reflects the net adjustment to minority interest to reflect the pro forma minority interest percentage of 16.5%.

     (M.) Reflects estimated interest expense on the Notes for the nine months ended September 30, 1996, at an effective annual interest rate of 7.4% (which includes cash and amortization of deferred offering costs) less interest on debt repaid with the proceeds from the sale of the Notes.

     (N.) Reflects the estimated interest expense savings on the Revolving Loan repaid with the proceeds of the December 1996 Offerings.

     (O.) Reflects the historical operations of the properties acquired in the Century Center Transaction for the nine months ended September 30, 1996.

     (P.) Reflects the estimated depreciation expense based upon an assumed allocation of the purchase price to land, buildings and development in process and building depreciation computed on a straight-line basis using an estimated life of 40 years.

     (Q.) Reflects the estimated interest expense on the assumed mortgages and notes payable at an average rate of 7.15% for the Century Center Transaction and 8.78% for the Anderson Transaction and incremental borrowings under the Revolving Loan at an average rate of 7%.

     (R.) Reflects the historical operations of the properties to be acquired in the Anderson Transaction for the nine months ended September 30, 1996.

     (S.) Reflects the estimated interest expense savings on the Revolving Loan repaid with the proceeds of this offering.

                           HIGHWOODS PROPERTIES, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                           CROCKER TRANSACTION
                                          1995       PRE-CROCKER AND   EAKIN & SMITH    CROCKER     PRE-ACQUISITION
                         HISTORICAL   TRANSACTIONS    EAKIN & SMITH    TRANSACTIONS    HISTORICAL       RESULTS        PRO FORMA
                            (A)           (B)           PRO FORMA           (C)           (D)             (E)         ADJUSTMENTS
REVENUE:
 Rental property........  $ 71,217      $ 17,020         $88,237          $ 9,222       $ 42,489        $23,985         $ 1,200(F)
 Other income...........     2,305            50           2,355            2,542          1,777          2,380          (2,628)(G)
                            73,522        17,070          90,592           11,764         44,266         26,365          (1,428)
OPERATING EXPENSES:
 Rental property........    17,049         4,426          21,475            2,977         13,601          9,619          (2,030)(H)
 Depreciation and
  amortization..........    11,082         2,868          13,950            1,956          6,773          4,881            (972)(I)
 Interest expense:
  Contractual...........    12,101         2,876          14,977            2,161         16,214          5,689             387(J)
  Amortization of
   deferred financing
   costs................     1,619            46           1,665           --                594        --                  312(K)
                            13,720         2,922          16,642            2,161         16,808          5,689             699
 General and
  administrative........     2,737           181           2,918              763          2,813          2,376          (4,652)(L)
 Income before minority
  interest..............    28,934         6,673          35,607            3,907          4,271          3,800           5,527
 Minority interest......    (4,937)         (760)         (5,697)          --             --            --               (3,245)(M)
  Income before
   extraordinary item...  $ 23,997      $  5,913         $29,910          $ 3,907       $  4,271        $ 3,800         $ 2,282
  Series A Preferred
   Share dividends......    --            --             --                --             --            --               --
  Net income available
   for common shares....  $ 23,997      $  5,913         $29,910          $ 3,907       $  4,271        $ 3,800         $ 2,282
  Net income per common
   share................
  Weighted average
   shares...............

                                    DECEMBER
                                      1996       CENTURY
                           NOTES    OFFERINGS    CENTER       ANDERSON     OFFERING
                            (N)       (O)      TRANSACTION   TRANSACTION     (T)      PRO FORMA
                         <
REVENUE:
 Rental property........    --        --         $16,364(P)    $ 6,948(S)    --       $188,445
 Other income...........    --        --          --            --           --          6,426
                            --        --          16,364         6,948                 194,871
OPERATING EXPENSES:
 Rental property........    --        --           6,507(P)      2,269(S)    --         54,418
 Depreciation and
  amortization..........    --        --           3,088(Q)      1,204(Q)    --         30,880
 Interest expense:
  Contractual...........      312    (4,816 )      5,104(R)      3,042(R)   (6,320 )    36,750
  Amortization of
   deferred financing
   costs................    1,059     --          --            --           --          3,630
                            1,371    (4,816 )      5,104         3,042      (6,320 )    40,380
 General and
  administrative........    --        --          --            --           --          4,218
 Income before minority
  interest..............   (1,371)    4,816        1,665           433       6,320      64,975
 Minority interest......    --        --          --            --           --         (8,942 )
  Income before
   extraordinary item...  $(1,371)  $ 4,816      $ 1,665       $   433     $ 6,320    $ 56,033
  Series A Preferred
   Share dividends......    --        --          --            --           --       $(10,781 )
  Net income available
   for common shares....  $(1,371)  $ 4,816      $ 1,665       $   433     $ 6,320    $ 45,252
  Net income per common
   share................                                                              $   1.28
  Weighted average
   shares...............                                                                35,470

     See Notes to Pro Forma Condensed Consolidated Statement of Operations.

                           HIGHWOODS PROPERTIES, INC.

     NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                       (UNAUDITED, DOLLARS IN THOUSANDS)

     (A.) Represents the Company's historical statement of operations contained in its Annual Report on Form 10-K for the year ended December 31, 1995.

     (B.) Reflects the February 1995 Offering and the August 1995 Offering and the historical operations of Forsyth Properties, Inc. and its affiliates, the Research Commons Properties and the Other 1995 Acquisitions, adjusted on a pro forma basis for interest and depreciation expense, for the period of time during 1995 prior to their acquisition by the Company.

     (C.) Represents the historical statement of operations of Eakin & Smith for the year ended December 31, 1995.

     (D.) Represents the historical statement of operations of Crocker contained in its Annual Report on Form 10-K for the year ended December 31, 1995.

     (E.) Reflects the historical operations of Crocker Realty Investors, Inc., Crocker & Sons, Inc., Crocker Realty Management Services, Inc., the Sabal properties and the Towermarc properties, adjusted on a pro forma basis for interest and depreciation expense, for the period of time during 1995 prior to their acquisition by Crocker. Interest expense reflects incremental indebtedness of approximately $97,400 for the first half of 1995 at an average rate of 9.94% and $57,800 for the second half of 1995 at an average rate of 9.70% plus loan cost amortization of $292. Historical indebtedness was also reduced by $20,000 which was prepaid on December 28, 1995 using the proceeds of a private placement. The $20,000 had a fixed rate of interest of 11.5%. Depreciation is calculated using the respective purchase prices allocated to buildings, site improvements and tenant improvements with depreciation calculated on a straight-line basis over useful lives of 40 years, 15 years, and the life of the respective leases, respectively.

     (F.) Reflects incremental rental income from a supplemental lease agreement entered into in connection with the Crocker Merger. This agreement was a condition of the Crocker Merger.

     (G.) Reflects the elimination of certain third-party leasing and property management income of Crocker not retained by the Company.

     (H.) Reflects the net adjustment to rental property expenses to eliminate the costs related to certain assets (primarily land held for development) distributed to the stockholders of Crocker ($800) and for other property operating costs (primarily personnel and office expenses related to duplicative property management operations) eliminated upon the completion of the Crocker Merger ($1,230).

     (I.) Represents the net adjustment to depreciation expense based upon an assumed allocation of the purchase price to land, buildings, furniture, fixtures and equipment and development in process and building depreciation computed on a straight-line basis using an estimated life of 40 years for buildings and 7 years for furniture, fixtures and equipment as follows (in thousands):

Eakin & Smith Transaction....................   $(145)
Crocker Merger...............................    (827)
       Total.................................   $(972)

     (J.) Represents the net adjustment to interest expense to reflect interest costs on borrowings under the Revolving Loan at an assumed rate of 7.0% capped (the effective interest rate based on a 30-day LIBOR rate of 5.50% plus 1.50%) and assumed debt as follows (in thousands):

Eakin & Smith Transaction (1)..............   $ 2,667
Crocker Merger (2).........................    (2,280)
       Total...............................   $   387

     (1) $26,653 of borrowings under the Revolving Loan at 7% plus $10,075 of assumed debt at 8.0%.

     (2) The incremental effect of $10,231 of borrowings under the Revolving Loan at 7% and the effect of refinancing mortgage debt with an outstanding balance of $100,000 and an average rate of 10% with borrowings under the Revolving Loan with an average rate of 7%.

     (K.) Represents the amortization of the commitment fee ($937) on the Revolving Loan over the 36-month period.

     (L.) Represents the net adjustment to general administrative expense to reflect the estimated incremental costs to the Company of operating a Nashville division (primarily salaries) and to reflect the elimination of certain costs (primarily executive salaries ($1,020), administrative costs ($1,875), the expenses incurred to generate third-party revenue ($994) and the expenses of operating as a public entity ($800) of Crocker not expected to be incurred by the Company as follows (in thousands):

Eakin & Smith Transaction..................   $    37
Crocker Merger.............................    (4,689)
       Total...............................   $(4,652)

     (M.) Reflects the net adjustment to minority interest to reflect the pro forma minority interest of 16.5%.

     (N.) Reflects estimated interest expense on the Notes for the nine months ended September 30, 1996 at an effective annual interest rate of 7.4% (which includes cash and amortization of deferred offering costs) less interest on debt repaid with the proceeds from the sale of the Notes.

     (O.) Reflects the estimated interest expense savings on the Revolving Loan repaid with the proceeds of the December 1996 Offerings.

     (P.) Reflects the historical operations of the properties acquired in the Century Center Transaction for the year ended December 31, 1996.

     (Q.) Reflects the estimated depreciation expense based upon an assumed allocation of the purchase price to land, buildings and development in process and building depreciation computed on a straight-line basis using an estimated life of 40 years.

     (R.) Reflects the estimated interest expense on the assumed mortgages and notes payable at an average rate of 7.15% for the Century Center Transaction and 8.78% for the Anderson Transaction and incremental borrowings under the Revolving Loan at an average rate of 7%.

     (S.) Reflects the historical operations of the properties to be acquired in the Anderson Transaction for the year ended December 31, 1995.

     (T.) Reflects the estimated interest expense savings on the Revolving Loan repaid with the proceeds of this offering.

                        DESCRIPTION OF PREFERRED SHARES

     This description of the particular terms of the Preferred Shares offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Preferred Shares set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

     The Company is authorized to issue up to 10,000,000 shares of preferred stock, $.01 par value per share, in one or more series, with such designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, as the Board of Directors of the Company may determine by adoption of an applicable articles of amendment (a "Designating Amendment") to the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), without any further vote or action by the stockholders. See "Description of Preferred Stock -- Terms" in the accompanying Prospectus.

     On February 7, 1997, a form of Designating Amendment was adopted determining the terms of a series of preferred stock consisting of up to 143,750 shares, designated 8 5/8% Series A Cumulative Redeemable Preferred Shares. The following summary of the terms and provisions of the Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Articles of Incorporation and the Designating Amendment designating the Preferred Shares, each of which is available from the Company.

     The Company intends to contribute or otherwise transfer the net proceeds of the sale of the Preferred Shares to the Operating Partnership in exchange for Series A Preferred Units in the Operating Partnership, the economic terms of which will be substantially identical to the Preferred Shares. The Operating Partnership will be required to make all required distributions on the Series A Preferred Units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidation preference amount of the Preferred Shares) prior to any distribution of cash or assets to the holders of the Units or to the holders of any other interests in the Operating Partnership, except for any other series of preference units ranking on a parity with the Series A Preferred Units as to distributions and/or liquidation rights and except for distributions required to enable the Company to maintain its qualification as a REIT.

     None of the Preferred Shares, the Series A Preferred Units or any of the indebtedness of the Operating Partnership contain any provisions affording holders of the Preferred Shares protection in the event of a highly leveraged or other transaction that might adversely affect holders of Preferred Shares.

     The registrar, transfer agent and dividends disbursing agent for the Preferred Shares will be First Union National Bank, Charlotte, North Carolina.

DIVIDENDS

     Holders of the Preferred Shares shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8 5/8% of the liquidation preference per annum (equivalent to $86.25 per annum per share). Such dividends shall accrue and be cumulative from the date of original issue and shall be payable quarterly in arrears on or about the last day of each February, May, August and November or, if not a business day, the succeeding business day (each, a "Dividend Payment Date"). The first dividend on the Preferred Shares will be paid on May 31, 1997. Any dividend payable on the Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

     No dividends on the Preferred Shares shall be authorized by the Board of Directors of the Company or be paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company (or the Operating Partnership, as to the Series A Preferred Units), including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

     Notwithstanding the foregoing, dividends on the Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accrued but unpaid dividends on the Preferred Shares will not bear interest and holders of the Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above. See "Description of Preferred Stock -- Dividends" in the accompanying Prospectus.

     The Operating Partnership will be required to make all required distributions to the Company that will mirror the Company's payment of dividends on the Preferred Shares (including accrued and unpaid dividends upon redemption, and of the liquidation preference amount of the Preferred Shares) prior to any distribution of cash or assets to the holders of the Units or to the holders of any other interests in the Operating Partnership, except for distributions required in connection with any other shares of the Company ranking senior to or on a parity with the Preferred Shares as to dividends and/or liquidation rights and except for distributions required to enable the Company to maintain its qualification as a REIT. The credit agreement for the Revolving Loan includes covenants which restrict the ability of the Company to declare and pay dividends. In general, during any fiscal year the Company may only distribute up to 100% of the Company's cash available for distribution (as defined in the credit agreement). The credit agreement contains exceptions to these limitations to allow the Operating Partnership to make distributions necessary to allow the Company to maintain its status as a REIT. The Company does not believe that this covenant will adversely affect the ability of the Operating Partnership to make distributions in an amount sufficient to permit the Company to pay dividends with respect to the Preferred Shares.

     Any dividend payment made on the Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

LIQUIDATION PREFERENCE

     In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of the Preferred Shares are entitled to be paid out of the assets of the Company legally available for distribution to its stockholders liquidating distributions in cash or property at its fair market value as determined by the Company's Board of Directors in the amount of a liquidation preference of $1,000 per share, plus an amount equal to any accrued and unpaid dividends to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of Common Stock or any other capital shares that rank junior to the Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company shall not be deemed to constitute a liquidation, dissolution or winding up of the Company. For further information regarding the rights of the holders of Preferred Shares upon the liquidation, dissolution or winding up of the Company, see "Description of Preferred Stock -- Liquidation Preference" in the accompanying Prospectus.

REDEMPTION

     The Preferred Shares are not redeemable prior to February 12, 2027. On and after February 12, 2027, the Company, at its option upon not less than 30 nor more than 60 days' written notice, may redeem the Preferred Shares, in whole or in part, at any time or from time to time, in cash at a redemption price of $1,000 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest, to the extent the Company will have funds legally available therefor. The redemption price of the Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the sale proceeds of other capital stock of the Company and not from any other source. For purposes of the preceding sentence, "capital stock" means any common stock, preferred stock, depositary shares, interests, participation, or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Preferred Shares to be redeemed shall surrender such shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, such shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If fewer than all of the outstanding Preferred Shares are to be redeemed, the Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional Preferred Shares) or by any other equitable method determined by the Company. See "Description of Preferred Stock -- Redemption" in the accompanying Prospectus.

     Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice furnished by the Company will be mailed by the registrar, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the registrar. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Preferred Shares to be redeemed; (iv) the place or places where the Preferred Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all the Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Preferred Shares to be redeemed from such holder.

     The holders of Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the Company's default in the payment of the dividend due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Preferred Shares to be redeemed.

     The Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under " -- Restrictions on Ownership" below).

VOTING RIGHTS

     Except as indicated below or in the accompanying Prospectus, or except as otherwise from time to time required by applicable law, the holders of Preferred Shares will have no voting rights.

     On any matter on which the Preferred Shares are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each Preferred Share shall be entitled to one vote. With respect to each Preferred Share the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of such holder.

     If dividends on the Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Preferred Shares (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the Board of Directors of the Company until all dividend arrearages have been paid. For further information regarding the voting rights of the holders of the Preferred Shares, see "Description of Preferred
Stock -- Voting Rights" in the accompanying Prospectus.

CONVERSION

     The Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

RESTRICTIONS ON OWNERSHIP

     For information regarding restrictions on ownership of the Preferred Shares, see "Description of Preferred Stock -- Restrictions on Ownership" and "Description of Common Stock -- Certain Provisions Affecting Change of Control" in the accompanying Prospectus.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. In addition, this section does not discuss foreign, state or local taxation.

     This Prospectus Supplement does not address the taxation of the Company or the impact on the Company of its election to be taxed as a REIT. Such matters are addressed in the accompanying Prospectus under "Federal Income Tax Considerations -- Taxation of the Company as a REIT." Prospective investors should consult, and must depend on, their own tax advisors regarding the state, local, foreign and other tax consequences of holding and disposing of Preferred Shares.

     DIVIDENDS AND OTHER DISTRIBUTIONS. For a discussion regarding the taxation of dividends and other distributions, see "Federal Income Tax
Considerations -- Taxation of U.S. Stockholders" and " -- Special Tax Considerations for Non-U.S. Stockholders" in the accompanying Prospectus. In determining the extent to which a distribution on the Preferred Shares constitutes a dividend for tax purposes, the earnings and profits of the Company will be allocated first to distributions with respect to the Preferred Shares and then to distributions with respect to the Common Stock.

     BACKUP WITHHOLDING. For a discussion of backup withholding, see "Federal Income Tax Considerations -- Information Reporting Requirements and Backup Withholding Tax" in the accompanying Prospectus.

     SALE OR EXCHANGE OF PREFERRED SHARES. Upon the sale or exchange of Preferred Shares to a party other than the Company, a holder of Preferred Shares will realize a capital gain or loss (provided the Preferred Shares are held as a capital asset) measured by the difference between the amount realized on the sale or other disposition and the holder's adjusted tax basis in the Preferred Shares. Such gain or loss will be a long-term capital gain or loss if the holder's holding period with respect to the Preferred Shares is more than one year at the time of the sale or exchange. Further, any loss on a sale of Preferred Shares that were held by the holder for six months or less and with respect to which a capital gain dividend was received will be treated as a long-term capital loss, up to the amount of the capital gain dividend received with respect to such shares.

     REDEMPTION OF PREFERRED SHARES. The treatment to be accorded to any redemption by the Company of Preferred Shares can only be determined on the basis of particular facts as to each holder of Preferred Shares at the time of redemption. In general, a holder of Preferred Shares will recognize capital gain or loss (provided the Preferred Shares are held as a capital asset) measured by the difference between the amount realized by the holder upon the redemption and such holder's adjusted tax basis in the Preferred Shares redeemed if such redemption (i) results in a "complete termination" of the holder's interest in all classes of shares of the Company under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the holder's interest in the Company under Section 302(b)(2) of the Code (which will not be the case if only Preferred Shares are redeemed, since they generally do not have voting rights) or (iii) is "not essentially equivalent to a dividend" with respect to the holder of Preferred Shares under Section 302(b)(1) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, generally must be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Preferred Shares depends upon the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

     PARTNERSHIP CLASSIFICATION OF THE OPERATING PARTNERSHIP. Final Treasury regulations regarding the classification of entities as associations or partnerships effective as of January 1, 1997 establish that a non-corporate entity will be taxed as a partnership from inception if it has at least two members, it has had a reasonable basis for claiming classification as a partnership, it has not changed entity classification and was not notified on or before May 8, 1996 that its classification was under examination by the Internal Revenue Service.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the terms agreement and related underwriting agreement (collectively, the "Underwriting Agreement"), the Company has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), and the Underwriter has agreed to purchase, all of the Preferred Shares offered hereby. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent, and that the Underwriter will be obligated to purchase all of the Preferred Shares if any are purchased.

     The Underwriter has advised the Company that it proposes initially to offer the Preferred Shares to the public at the public offering price set forth on the cover page of the Prospectus Supplement, and to certain dealers at such price less a concession not in excess of $15.00 per share. The Underwriter may allow, and such dealers may reallow, a discount not in excess of $5.00 per share to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted an option to the Underwriter, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 18,750 additional Preferred Shares at the price to the public set forth on the cover page of this Prospectus Supplement, less the underwriting discount.

     The Company and the Operating Partnership have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

     Although the Underwriter has advised the Company that it intends to make a market in the Preferred Shares, it is under no obligation to do so, and no assurance can be given that a market for the Preferred Shares will exist.

     The Company has agreed that for a period of 90 days from the date of this Prospectus Supplement it will not, without the prior written consent of Merrill Lynch, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Shares or any securities ranking on a parity with the Preferred Shares.

     Merrill Lynch from time to time provides investment banking and financial advisory services to the Company and Operating Partnership. Merrill Lynch has also acted as representative of various underwriters in connection with the Company's public offerings. In connection with the Crocker Merger, Merrill Lynch rendered advisory services and provided an opinion to the Board of Directors of Crocker for which it was paid a fee of approximately $1.4 million.

                                 LEGAL MATTERS

     The validity of the Preferred Shares offered pursuant to this Prospectus Supplement and the Prospectus will be passed upon for the Company by Smith Helms Mulliss & Moore, L.L.P., Raleigh, North Carolina. Certain legal matters related to the Offering will be passed upon for the Underwriter by Andrews & Kurth L.L.P., Washington, D.C.

PROSPECTUS
                                 $1,000,000,000
                           HIGHWOODS PROPERTIES, INC.
              COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                                DEBT SECURITIES

     Highwoods Properties, Inc. (the "Company") may from time to time offer in one or more series (i) shares of common stock, $.01 par value per share ("Common Stock"), (ii) shares of preferred stock, $.01 par value per share ("Preferred Stock") and (iii) shares of Preferred Stock represented by depositary shares (the "Depositary Shares"), with an aggregate public offering price of up to $650,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. Highwoods/Forsyth Limited Partnership (the "Operating Partnership") may from time to time offer in one or more series unsecured non-convertible debt securities ("Debt Securities"), with an aggregate public offering price of up to $350,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Debt Securities, (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement"). If any Debt Securities issued by the Operating Partnership are rated below investment grade at the time of issuance, such Debt Securities will be fully and unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest (the "Guarantees"). Debt securities rated investment grade may also be accompanied by a Guarantee to the extent and on the terms described herein and in the accompanying Prospectus Supplement. The Company conducts substantially all of its activities through, and substantially all of its assets are held by, directly or indirectly, the Operating Partnership. Consequently, the Company's operating cash flow and its ability to service its financial obligations, including the Guarantees, is dependent upon the cash flow of and distributions or other payments from the Operating Partnership to the Company.

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants, applicability of any Guarantees and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for Federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE SECURITIES.

     The Securities may be offered directly, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such series of Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REP       RESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
             ON OR ENDORSED THE MERITS OF THIS OFFERING, ANY REPRE-
                     SENTATION TO THE CONTRARY IS UNLAWFUL.

               The date of this Prospectus is November 15, 1996.

                             AVAILABLE INFORMATION

     The Company and the Operating Partnership are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and the Operating Partnership files reports with the Commission. Such reports, proxy statements and other information may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 25049, Room 1024, and at the Commission's New York regional office at Seven World Trade Center, New York, New York 10048 and at the Commission's Chicago regional office at Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the public reference section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549. In addition, the Common Stock of the Company is listed on the New York Stock Exchange ("NYSE"), and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company and the Operating Partnership have filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Securities. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to the Company, the Operating Partnership and the Securities, reference is hereby made to such Registration Statement, exhibits and schedules. The Registration Statement may be inspected without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning a provision of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company or the Operating Partnership with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof:

          a. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (as amended on Form 10-K/A on June 3, 1996 and June 18, 1996);

          b. The description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, dated May 16, 1994;

          c. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 (as amended on Form 10-Q/A on June 3, 1996 and June 18, 1996), June 30, 1996 and September 30, 1996;

          d. The Company's Current Reports on Form 8-K, dated February 10, 1995, July 12, 1995 (as amended on Form 8-K/A on September 6, 1995 and June 3, 1996), December 18, 1995, April 1, 1996 (as amended on Form 8-K/A on June 3, 1996 and June 18, 1996), April 29, 1996 (as
             amended on Form 8-K/A on June 3, 1996 and June 18, 1996) and September 27, 1996;

          e. The Operating Partnership's Current Reports on Form 8-K, dated September 27, 1996 and November 15, 1996;

          f. The Operating Partnership's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996 and September 30, 1996; and

          g. The Operating Partnership's Registration Statement on Form 8-A, dated November 15, 1996.

     All documents filed by the Company or the Operating Partnership with the Commission pursuant to Sections 13(a) and 13(c) of the Exchange Act and any definitive proxy statements so filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be furnished without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered upon written or oral request. Requests should be made to: Investor Relations, 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

     The Company is a self-administered and self-managed real estate investment trust ("REIT") that began operations through a predecessor in 1978. At September 30, 1996, the Company owned a portfolio of 280 office and industrial properties (the "Properties"), together with approximately 250 acres of land (the "Development Land") for future development. The Properties consist of 170 suburban office properties and 110 industrial (including 74 service center) properties, located in 16 markets in North Carolina, Florida, Tennessee, Virginia, South Carolina, Georgia and Alabama. As of September 30, 1996, the Properties consisted of approximately 16.7 million rentable square feet, which were leased to approximately 1,700 tenants.

     The Company conducts substantially all of its activities through, and substantially all of its interests in the Properties are held by, directly or indirectly, Highwoods/Forsyth Limited Partnership (the "Operating Partnership"). The Company is the sole general partner of the Operating Partnership and as of September 30, 1996, owned 87.9% of the partnership interests (the "Units") in the Operating Partnership. The remaining Units are owned by limited partners (including certain officers and directors of the Company). Each Unit may be redeemed by the holder thereof for cash or, at the Company's option, one share (subject to certain adjustments) of the Common Stock. With each such exchange, the number of Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase. Because the Company conducts substantially all of its business through the Operating Partnership, the description of the business, property information, policies with respect to certain activities, investment policies and management information for the Operating Partnership is the same as that for the Company. Such information may be found in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     In addition to owning the Properties and the Development Land, the Operating Partnership also provides services associated with leasing, property management, real estate development, construction and miscellaneous tenant services for the Properties as well as for third parties. The Company conducts its third-party fee-based services through Highwoods Services, Inc. and Forsyth Properties Services, Inc. (the "Service Companies"), which are subsidiaries of the Operating Partnership, and Forsyth-Carter Brokerage L.L.C. ("Forsyth-Carter Brokerage"), a joint venture of the Operating Partnership with Carter Oncor International.

     The Company is a Maryland corporation that was incorporated in 1994. The Operating Partnership is a North Carolina limited partnership formed in 1994. The Company's and the Operating Partnership's executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, and their telephone number is (919) 872-4924. The Company maintains offices in each of its primary markets.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below before purchasing offered Securities.

NO LIMITATION IN ORGANIZATIONAL DOCUMENTS ON INCURRENCE OF DEBT

     The Company intends to limit the extent of its borrowing to less than 50% of its total market capitalization (i.e., the market value of issued and outstanding shares of Common Stock and Units plus total debt), but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company might incur. The Indenture (as defined herein), however, will contain limits on the Company's ability to incur indebtedness. If the Company's policy limiting borrowing were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's funds from operations and ability to make expected distributions to stockholders and in an increased risk of default on its obligations. As of September 30, 1996, the Company's ratio of debt to total market capitalization was approximately 36%.

GEOGRAPHIC CONCENTRATION

     The Company's revenues and the value of its Properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office and other competing commercial properties). Based on September 1996 rent rolls, the North Carolina Properties represented 54.1% of the Company's annualized rental revenue, with properties located in Raleigh-Durham accounting for 31%. The Company's performance and its ability to make distributions to stockholders is therefore dependent on the economic conditions in its Southeastern markets and in its North Carolina markets in particular. In addition, there can be no assurance as to the continued growth of the economy in these markets.

ABILITY OF THE COMPANY TO PAY ON GUARANTEES

     Substantially all operations of the Company are conducted by the Operating Partnership. The principal asset of the Company is its interest (87.9% as of September 30, 1996) in the Operating Partnership. As a result, the Company is dependent upon the receipt of distributions or other payments from the Operating Partnership in order to meet its financial obligations, including its obligations under any Guarantees. Any Guarantees will be effectively subordinated to existing and future liabilities of the Operating Partnership. At September 30, 1996, the Operating Partnership had approximately $597.7 million of indebtedness outstanding, of which approximately $347.7 million is secured by interests in certain real estate assets. The Operating Partnership is a party to loan agreements with various bank lenders which require the Operating Partnership to comply with various financial and other covenants before it may make distributions to the Company. Although the Operating Partnership presently is in compliance with such covenants, there is no assurance that it will continue to be in compliance and that it will be able to continue to make distributions to the Company.

RISKS IN THE EVENT OF CERTAIN TRANSACTIONS BY THE OPERATING PARTNERSHIP OR THE COMPANY

     The Indenture does not contain any provisions that would afford holders of Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) certain reorganizations, restructures, mergers or similar transactions involving the Operating Partnership or the Company.

CONFLICTS OF INTERESTS IN THE BUSINESS OF THE COMPANY

     TAX CONSEQUENCES UPON SALE OR REFINANCING OF PROPERTIES. Holders of Units may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of any of its properties and, therefore, such holders, including certain of the Company's officers and directors, and the Company may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such properties. While the Company, as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance an individual property, those members of the Company's management and Board of Directors of the Company who hold Units may influence the Company not to sell or refinance the properties even though such sale might otherwise be financially advantageous to the Company, or may influence the Company to refinance its properties with a high level of debt.

     POLICIES WITH RESPECT TO CONFLICTS OF INTERESTS. The Company has adopted certain policies relating to conflicts of interest. These policies include a bylaw provision requiring all transactions in which executive officers or directors have a conflicting interest to be approved by a majority of the independent directors of the Company or a majority of the shares of capital stock held by disinterested stockholders. There can be no assurance that the Company's policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

     COMPETITIVE REAL ESTATE ACTIVITIES OF MANAGEMENT. John W. Eakin, who is an executive officer and director of the Company, maintains an ownership interest in an office building in the central business district of Nashville, Tennessee, which building may compete for potential tenants with the Company's Nashville office properties.

LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL

     OWNERSHIP LIMIT. The Company's Articles of Incorporation prohibit ownership of more than 9.8% of the outstanding capital stock of the Company by any person. Such restriction is likely to have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors even if a change in control were in the interest of stockholders.

     REQUIRED CONSENT OF THE OPERATING PARTNERSHIP FOR MERGER OR OTHER SIGNIFICANT CORPORATE ACTION. The Company may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets unless such transaction includes the merger of the Operating Partnership, which requires the approval of the holders of a majority of the outstanding Units. Should the Company ever own less than a majority of the outstanding Units, this voting requirement might limit the possibility for acquisition or change in the control of the Company. As of September 30, 1996, the Company owned approximately 87.9% of the Units.

     STAGGERED BOARD. The Board of Directors of the Company has three classes of directors, the terms of which will expire in 1997, 1998 and 1999. Directors for each class will be chosen for a three-year term. The staggered terms for directors may affect the stockholders' ability to change control of the Company even if a change in control were in the stockholders' interest.

DEPENDENCE ON DISTRIBUTIONS FROM OPERATING PARTNERSHIP IN ORDER TO QUALIFY AS A REIT

     To obtain the favorable tax treatment associated with REITs, the Company generally will be required each year to distribute to its stockholders at least 95% of its net taxable income. Because the Company conducts substantially all of its business activities through the Operating Partnership, the ability of the Company to make such distributions is dependent upon the receipt of distributions or other payments from the Operating Partnership.

ADVERSE IMPACT ON DISTRIBUTIONS OF FAILURE TO QUALIFY AS A REIT

     The Company and the Operating Partnership intend to operate in a manner so as to permit the Company to remain qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although the Company believes that it will operate in such a manner, no assurance can be given that the Company will remain qualified as a REIT. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates.

BROAD DISCRETION IN USE OF PROCEEDS

     The Company and the Operating Partnership may use the proceeds from sales of Securities for many different purposes and will not be restricted by any provisions of the Articles of Incorporation of the Company or the agreement of limited partnership of the Operating Partnership. As a result, no assurance can be given that such proceeds will be employed in a manner consistent with the current investment practices of the Company and the Operating Partnership.

REAL ESTATE INVESTMENT RISKS

     GENERAL RISKS. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and the Company's cash flow and ability to make distributions to its stockholders will be adversely affected.

     The Company's revenues and the value of its properties may be adversely affected by a number of factors, including the national economic climate; the local economic climate; local real estate conditions; the perceptions of prospective tenants of the attractiveness of the property; the ability of the Company to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities). In addition, real estate values and income from properties are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

     COMPETITION. Numerous office and industrial properties compete with the Company's properties in attracting tenants to lease space. Some of these competing properties are newer or better located than some of the Company's properties. Significant development of office or industrial properties in a particular area could have a material effect on the Company's ability to lease space in its properties and on the rents charged.

     Prior to the completion of the merger with Crocker Realty Trust, Inc. ("Crocker") on September 20, 1996, Crocker's three senior officers, Thomas J. Crocker, Richard S. Ackerman and Robert E. Onisko, resigned as officers and directors of Crocker. They may compete with the Operating Partnership except within the city limits of Boca Raton, Florida, where their severance agreements prohibit them from competing until July 1997 (in the case of Mr. Onisko) or until February 1997 (in the case of Messrs. Crocker and Ackerman).

     BANKRUPTCY AND FINANCIAL CONDITION OF TENANTS. At any time, a tenant of the Company's properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow available for distribution by the Company. Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's income may be adversely affected.

     RENEWAL OF LEASES AND RELETTING OF SPACE. The Company will be subject to the risks that upon expiration of leases for space located in its properties, the leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. If the Company were unable to promptly relet or renew the leases for all or a substantial portion of this space or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Company's cash flow and ability to make expected distributions to stockholders may be adversely affected.

     ILLIQUIDITY OF REAL ESTATE. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Stock.

     CHANGES IN LAWS. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make distributions to stockholders. The Properties are also subject to various Federal, state and local regulatory requirements, such as requirements of the Americans with Disabilities Act and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's cash flow and expected distributions.

     CONSEQUENCES OF INABILITY TO SERVICE MORTGAGE DEBT. Pursuant to loan agreements with bank lenders, a portion of the Properties are mortgaged to secure payment of such indebtedness, and if the Company or the Operating Partnership were to be unable to meet such payments, a loss could be sustained as a result of foreclosure on the Properties by the bank lenders.

RISK OF DEVELOPMENT, CONSTRUCTION AND ACQUISITION ACTIVITIES

     The Company intends to continue development and construction of office and industrial properties, including development on the Development Land. Risks associated with the Company's development and construction activities, including activities relating to the Development Land, may include: abandonment of development opportunities; construction costs of a property exceeding original estimates, possibly making the property uneconomical; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

     The Company intends to continue to acquire office and industrial properties. Acquisitions of office and industrial properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

     Although the Company has limited its development, acquisition, management and leasing business primarily to markets with which management is familiar, the Company may expand its business to new geographic markets. Management believes that much of its past success has been a result of its local expertise. The Company may not initially possess the same level of familiarity with new markets, which could adversely affect its ability to develop, acquire, manage or lease properties in any new localities.

POSSIBLE ENVIRONMENTAL LIABILITIES


     Under various Federal, state and local laws, ordinances and regulations, such as the Comprehensive Environmental Response Compensation and Liability Act or "CERCLA," and common laws, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property as well as certain other costs, including governmental fines and injuries to persons and property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to remediate such substances properly, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability with respect to the release and maintenance of asbestos-containing materials ("ACM"), and third parties may seek recovery from owners or operators of real property for personal injuries associated with asbestos-containing materials. A number of Company properties contain ACM or material that is presumed to be ACM. In connection with the ownership and operation of its properties, the Company may be liable for such costs. In addition, it is not unusual for property owners to encounter on-site contamination caused by off-site sources, and the presence of hazardous or toxic substances at a site in the vicinity of a property could require the property owner to participate in remediation activities in certain cases or could have an adverse effect on the value of such property.

     As of the date hereof, all of the Properties have been subjected to a Phase I environmental assessment or assessment update, most of which have been performed in the last three years. These assessments have not revealed, nor is management of the Company aware of, any environmental liability that it believes would have a material adverse effect on the Company's financial position, operations or liquidity taken as a whole. This projection, however, could prove to be incorrect depending on certain factors. For example, the assessments may not reveal all environmental liabilities, or may underestimate the scope and severity of environmental conditions observed, with the result that there may be material environmental liabilities of which the Company is unaware, or material environmental liabilities may have arisen after the assessments were performed of which the Company is unaware. In addition, assumptions regarding groundwater flow and the existence and source of contamination are based on available sampling data, and there are no assurances that the data is reliable in all cases. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties, or by third parties unrelated to the Company.

     Some tenants use or generate hazardous substances in the ordinary course of their respective businesses. These tenants are required under their leases to comply with all applicable laws and have agreed to indemnify the Company for any damages resulting from the tenants' use of the property, and the Company is not aware of any material environmental problems resulting from tenants' use or generation of hazardous substances. There are no assurances that all tenants will comply with the terms of their leases or remain solvent and that the Company may not at some point be responsible for contamination caused by such tenants.


EFFECT ON COMMON STOCK PRICE OF SHARES AVAILABLE FOR FUTURE SALE UPON CONVERSION OF UNITS

     Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. In connection with the Company's initial formation and public offering and certain subsequent acquisitions, as of September 30, 1996, approximately 4.4 million Units had been issued to various holders other than to the Company, including certain officers and directors of the Company. In connection with the issuance of Units, each holder thereof agreed not to sell or otherwise dispose of such Units or shares of Common Stock received upon exchange of such Units for a period of one year. At the conclusion of such period, any shares of Common Stock issued upon exchange of Units may be sold in the public markets upon registration or available exemptions from registration. No prediction can be made about the effect that future sales of Common Stock will have on the market price of shares. At September 30, 1996, the one-year lock-up period with respect to 3.6 million Units had expired.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities for general corporate purposes, including the development and acquisition of additional properties and other acquisition transactions, the payment of certain outstanding debt, and improvements to certain properties in the Company's portfolio. The Company is required, by the terms of the partnership agreement of the Operating Partnership, to invest the net proceeds of any sale of Common Stock, Preferred Stock or Depositary Shares in the Operating Partnership in exchange for additional Units or preferred Units, as the case may be.

                RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The ratios of earnings to combined fixed charges and preferred stock dividends for the Company and the Operating Partnership for the nine months ended September 30, 1996 and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 were 2.91x, 3.00x, 2.42x, 0.97x, 0.95x and 0.79x, respectively.
Earnings were inadequate to cover fixed charges by $171,000, $239,000 and $913,000 for the years ended December 31, 1993, 1992 and 1991, respectively. These deficiencies occurred prior to the Company's initial public offering of Common Stock in June 1994. Prior to the completion of this offering, the Company's predecessor (the "Highwoods Group") operated in a manner as to minimize taxable income to the owners. As a result, although its properties have generated positive net cash flow, the Highwoods Group had net losses for the years ended December 31, 1991 through 1993. The initial public offering allowed the Operating Partnership to significantly deleverage its properties and improve its ratio of earnings to fixed charges.

     The ratios of earnings to combined fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before minority interest and fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an Indenture (the "Indenture"), between the Operating Partnership, the Company and First Union National Bank of North Carolina, as trustee. A form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the trustee or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. At September 30, 1996, the total outstanding debt of the Operating Partnership was $597.7 million, $347.7 million of which was secured debt. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

     If any Debt Securities are rated below investment grade at the time of issuance, such Debt Securities will be fully and unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest.

     The Indenture provides that there may be more than one trustee (the "Trustee") thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

      (1) the title of such Debt Securities;

      (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

      (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

      (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

      (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

      (6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

      (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

      (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

      (9) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

     (12) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

     (13) whether such Debt Securities will be issued in certificated and/or book-entry form;

     (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

     (15) with respect to any series of Debt Securities rated below investment grade at the time of issuance, the Guarantees (the "Guaranteed Securities");

     (16) if the defeasance and covenant defeasance provisions described herein are to be inapplicable or any modification of such provisions;

     (17) whether and under what circumstances the Operating Partnership will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

     (18) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's or the Company's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Regulation 14E under the Exchange Act and any other applicable securities laws in connection with such provisions; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default;

     (19) if other than the Trustee, the identity of each security registrar and/or paying agent; and

     (20) any other terms of such Debt Securities.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. Federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described under "Merger, Consolidation or Sale" or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "Merger, Consolidation or Sale," the Operating Partnership or the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership or the Company, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of the Company's common stock and preferred stock which are designed to preserve its status as a REIT may act to prevent or hinder a change of control.

See "Description of Common Stock -- Certain Provisions Affecting Change of Control" and "Description of Preferred Stock -- Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     Reference is made to " -- Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors of the Company as sole general partner of the Operating Partnership or by the Trustee unless the Holders of at least majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under " -- Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See " -- Modification of the Indenture."

GUARANTEES

     The Company will fully, unconditionally and irrevocably guarantee the due and punctual payment of principal of, premium, if any, and interest on any Debt Securities rated below investment grade at the time of issuance by the Operating Partnership, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. In addition, Debt Securities rated investment grade may also be accompanied by a Guarantee to the extent and on the terms described in the applicable Prospectus Supplement.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 307 and 1002).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Operating Partnership nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on the day of such selection, or
(ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed, or
(iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

     The Operating Partnership or the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) the Operating Partnership or the Company, as the case may be, shall be the continuing entity, or the successor entity (if other than the Operating Partnership or the Company, as the case may be) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     LIMITATIONS ON INCURRENCE OF DEBT. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than intercompany debt (representing Debt to which the only parties are the Company, the Operating Partnership and any of their Subsidiaries (but only so long as such Debt is held solely by any of the Company, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Debt Securities) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (i) the Operating Partnership's Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Operating Partnership's Total Assets shall be referred to as the "Adjusted Total Assets") (Section 1011).

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership, or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Operating Partnership's Adjusted Total Assets (Section 1011).

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge (in each case as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period, and (iv) in the case of any acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1011).

     For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

     MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. The Operating Partnership is required to maintain Total Unencumbered Assets of not less than 200% of the aggregate outstanding principal amount of all outstanding Unsecured Debt (Section 1012).

     EXISTENCE. Except as permitted under "Merger, Consolidation or Sale," the Operating Partnership and the Company are required to do or cause to be done all things necessary to preserve and keep in full force and effect their existence, rights and franchises; PROVIDED, HOWEVER, that the Operating Partnership or the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1007).

     MAINTENANCE OF PROPERTIES. The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Operating Partnership and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section 1005).

     INSURANCE. The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1006).

     PAYMENT OF TAXES AND OTHER CLAIMS. Each of the Operating Partnership and the Company is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership, the Company, or any Subsidiary; PROVIDED, HOWEVER, that the Operating Partnership and the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1013).

     PROVISION OF FINANCIAL INFORMATION. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to
Section 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1014).

     As used herein and in the Prospectus Supplement:

     "ANNUAL SERVICE CHARGE" as of any date means the amount which is expensed in any 12-month period for interest on Debt.

     "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its Subsidiaries (i) plus amounts which have been deducted for (a) interest on Debt of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) amortization of deferred charges,
(g) provisions for or realized losses on properties and (h) charges for early extinguishment of debt and (ii) less amounts that have been included for gains on properties.

     "CONSOLIDATED NET INCOME" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles ("GAAP").

     "DEBT" means any indebtedness, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments,
(ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

     "SUBSIDIARY" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership. For the purposes of this definition, "voting stock" means stock having the voting power for the election of directors, general partners, managers or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "TOTAL ASSETS" as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable).

     "TOTAL UNENCUMBERED ASSETS" means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an encumbrance determined in accordance with GAAP (but excluding intangibles and accounts receivable).

     "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

     "UNSECURED DEBT" means Debt of the Operating Partnership or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by the Operating Partnership or any of its Subsidiaries.

     ADDITIONAL COVENANTS. Any additional or different covenants of the Operating Partnership or the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Operating Partnership or the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership, the Company or any Significant Subsidiary or any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership or the Company (Section 501).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership and the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Operating Partnership or the Company shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then

Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section
502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; PROVIDED, HOWEVER, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 602).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 601). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture or would subject the Trustee to personal liability, or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Operating Partnership and the Company (if the Debt Securities are Guaranteed Securities) must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Sections 1009 and 1010).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities which are affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right or repayment of the holder of any such Debt Security, change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security or impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (b) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; (c) modify or affect in any manner adverse to the Holders the terms and conditions of the obligations of the Company in respect of the payment of principal (and premium, if any) and interest on any Guaranteed Securities; or (d) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership and/or the Company with certain covenants relating to such series of Debt Securities in the Indenture (Section
1008).

     Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership, the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor or the Company as guarantor under the Indenture; (I) to add to the covenants of the Operating Partnership or the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership or the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to amend or supplement any provisions of the Indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of any Debt Securities then Outstanding; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee to facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901). In addition, with respect to Guaranteed Securities, without the consent of any Holder of Debt Securities the Company, or a subsidiary thereof, may directly assume the due and punctual payment of the principal of, any premium and interest on all the Guaranteed Securities and the performance of every covenant of the Indenture on the part of the Operating Partnership to be performed or observed. Upon any such assumption, the Company or such subsidiary shall succeed to, and be substituted for and may exercise every right and power of, the Operating Partnership under the Indenture with the same effect as if the Company or such subsidiary had been the issuer of the Guaranteed Securities and the Operating Partnership shall be released from all obligations and covenants with respect to the Guaranteed Securities. No such assumption shall be permitted unless the Company has delivered to the Trustee
(i) an officer's certificate and an opinion of counsel, stating, among other things, that the Guarantee and all other covenants of the Company in the Indenture remain in full force and effect and (ii) an opinion of independent counsel that the Holders of Guaranteed Securities shall have no United States Federal tax consequences as a result of such assumption, and that, if any Debt Securities are then listed on the New York Stock Exchange, that such Debt Securities shall not be delisted as a result of such assumption (Section 805).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (iv) Debt Securities owned by the Operating Partnership, the Company or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership, the Company or of such other obligor shall be disregarded.

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Operating Partnership, the Company (in respect of a series of Guaranteed Securities) or the holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, any action to be taken at a meeting of Holders of Debt Securities of any series with respect to any action that the Indenture expressly provides may be taken by the Holders of a specified percentage which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be taken at a meeting at which a quorum is present by the affirmative vote of Holders of such specified percentage in principal amount of the Outstanding Debt Securities of such series (Section
1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

     Unless otherwise provided in the applicable Prospectus Supplement, the Operating Partnership may elect either (a) to defease and discharge itself and the Company (if such Debt Securities are Guaranteed Securities) from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or
(b) to release itself and the Company (if such Debt Securities are Guaranteed Securities) from their obligations with respect to such Debt Securities under certain sections of the Indenture (including the restrictions described under "Certain Covenants") and if provided pursuant to Section 301 of the Indenture, their obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 402).

     Such a trust will only be permitted to be established if, among other things, the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the Indenture (Section 402).

     "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government that issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government that issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, and that, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate (Section 402). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     If the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections no longer applicable to such Debt Securities or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership and the Company (if such Debt Securities are Guaranteed Securities) would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

     The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     The Company is authorized to issue 10,000,000 shares of preferred stock, $.01 par value per share, of which no Preferred Stock was outstanding at the date hereof.

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

TERMS

     Subject to the limitations prescribed by the Articles of Incorporation, the board of directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors. The Preferred Stock will, when issued, be fully paid and nonassessable by the Company and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

      (1) The title and stated value of such Preferred Stock;

      (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

      (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

      (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

      (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

      (6) The provision for a sinking fund, if any, for such Preferred Stock;

      (7) The provision for redemption, if applicable, of such Preferred Stock;

      (8) Any listing of such Preferred Stock on any securities exchange;

      (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

     (10) Whether interests in such Preferred Stock will be represented by Depositary Shares;

     (11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

     (12) A discussion of Federal income tax considerations applicable to such Preferred Stock;

     (13) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (14) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

     (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the board of directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the board of directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the board of directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Stock may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital shares of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of

Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least 10% of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire board of directors of the Company will be increased by two directors.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

SHAREHOLDER LIABILITY

     As discussed below under "Description of Common Stock -- General," applicable Maryland law provides that no shareholder, including holders of Preferred Stock, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

     As discussed below under "Description of Common Stock -- Certain Provisions Affecting Change of Control -- OWNERSHIP LIMITATIONS AND RESTRICTIONS ON TRANSFERS," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To ensure that the Company remains a qualified REIT, the Articles of Incorporation provide that no holder (other than persons approved by the directors at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the issued and outstanding capital stock of the Company. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (a "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

     In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock that has been converted or exchanged.

WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company.

     From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares that represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action that may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common

Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     Any form of Depositary Receipt evidencing Depositary Shares that will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     A Deposit Agreement will be permitted to be terminated by the Company upon not less that 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or
(iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of a Preferred Stock Depositary for any duties required by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither a Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Depositary Agreement. The obligations of the Company and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                          DESCRIPTION OF COMMON STOCK

GENERAL

     The authorized capital stock of the Company includes 100,000,000 shares of Common Stock, $.01 par value per share. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of Common Stock have no preemptive rights. As of September 30, 1996, there were 31,788,067 shares of Common Stock outstanding and 4,374,528 shares reserved for issuance upon exchange of outstanding Units.

     Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The Company will apply to the NYSE to list the additional shares of Common Stock to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

     All shares of Common Stock issued will be duly authorized, fully paid, and non-assessable. Distributions may be paid to the holders of Common Stock if and when declared by the board of directors of the Company out of funds legally available therefor. The Company intends to continue to pay quarterly dividends.

     Under Maryland law, shareholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of preferred stock, if any, to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The Articles of Incorporation of the Company provide for the board of directors to be divided into three classes of directors, each class to consist as nearly as possible of one-third of the directors. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The overall effect of the provisions in the Articles of Incorporation with respect to the classified board may be to render more difficult a change of control of the Company or removal of incumbent management. Holders of Common Stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of the shares of Common Stock are able to elect all of the successors of the class of directors whose term expires at that meeting. Directors may be removed only for cause and only with the affirmative vote of the holders of two-thirds of the shares of capital stock entitled to vote in the election of directors.

CERTAIN PROVISIONS AFFECTING CHANGE OF CONTROL

     GENERAL. Pursuant to the Company's Articles of Incorporation and the Maryland general corporation law (the "MGCL"), the Company cannot merge into or consolidate with another corporation or enter into a statutory share exchange transaction in which it is not the surviving entity or sell all or substantially all of the assets of the Company unless the Board of Directors adopts a resolution declaring the proposed transaction advisable and a majority of stockholders entitled to vote thereon (voting together as a single class) approve the transaction. In addition, the agreement of limited partnership of the Operating Partnership (the "Operating Partnership Agreement") requires that any such merger or sale of all or substantially all of the assets of the Operating Partnership be approved by a majority of the holders of Units (including Units owned by the Company).

     MARYLAND BUSINESS COMBINATION AND CONTROL SHARE STATUTES. The MGCL establishes special requirements with respect to business combinations between Maryland corporations and interested stockholders unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a company and an interested stockholder and requires a supermajority vote for such transactions after the end of the five-year period. The Company's Articles of Incorporation contain a provision exempting the Company from the requirements and provisions of the Maryland business combination statute. There can be no assurance that such provision will not be amended or repealed at any point in the future.

     The MGCL also provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the Articles of Incorporation or bylaws of the Company. The Company's bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's stock. There can be no assurance that such provision will not be amended or repealed, in whole or in part, at any point in the future.

     The Company's Articles of Incorporation (including the provision exempting the Company from the Maryland business combination statute) may not be amended without the affirmative vote of at least a majority of the shares of capital stock outstanding and entitled to vote thereon voting together as a single class, provided that certain provisions of the Articles of Incorporation may not be amended without the approval of the holders of two-thirds of the shares of capital stock of the Company outstanding and entitled to vote thereon voting together as a single class. The Company's bylaws may be amended by the Board of Directors or a majority of the shares cast of capital stock entitled to vote thereupon at a duly constituted meeting of stockholders.

     If either of the foregoing exemptions in the Articles of Incorporation or bylaws is amended, the Maryland business combination statute or the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

     OWNERSHIP LIMITATIONS AND RESTRICTIONS ON TRANSFERS. For the Company to remain qualified as a REIT under the Code, not more than 50% in value of its outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company remains a qualified REIT, the Articles of Incorporation provide that no holder (other than persons approved by the directors at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the issued and outstanding capital stock of the Company. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not jeopardize the Company's status as a REIT.

     If any stockholder purports to transfer shares to a person and either the transfer would result in the Company failing to qualify as a REIT, or the stockholder knows that such transfer would cause the transferee to hold more than the Ownership Limit, the purported transfer shall be null and void, and the stockholder will be deemed not to have transferred the shares. In addition, if any person holds shares of capital stock in excess of the Ownership Limit, such person will be deemed to hold the excess shares in trust for the Company, will not receive distributions with respect to such shares and will not be entitled to vote such shares. The person will be required to sell such shares to the Company for the lesser of the amount paid for the shares and the average closing price for the 10 trading days immediately preceding the redemption or to sell such shares at the direction of the Company, in which case the Company will be reimbursed for its expenses in connection with the sale and will receive any amount of such proceeds that exceeds the amount such person paid for the shares. If the Company repurchases such shares, it may pay for the shares with Units. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors and the stockholders (by the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote on the matter) determine that it is no longer in the best interests of the Company to continue to qualify as a REIT.

     All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

     Every beneficial owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of capital stock must file a written notice with the Company no later than January 30 of each year, containing the name and address of such beneficial owner, the number of shares of Common Stock and/or Preferred Stock owned and a description of how the shares are held. In addition, each stockholder shall be required upon demand to disclose to the Company in writing such information as the Company may request in order to determine the effect of such stockholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

     These ownership limitations could have the effect of precluding acquisition of control of the Company by a third party unless the Board of Directors and the stockholders determine that maintenance of REIT status is no longer in the best interest of the Company.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Common Stock is First Union National Bank, Charlotte, North Carolina.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain Federal income tax considerations to the Company is based on current law, is for general purposes only, and is not tax advice. The summary addresses the material Federal income tax considerations relating to the Company's REIT status, as well as material Federal income tax considerations relating to the Operating Partnership. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of Federal income taxation relating to holders of Securities. Certain Federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

     EACH INVESTOR IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

     GENERAL. Commencing with its taxable year ended December 31, 1994, the Company has elected to be taxed as a real estate investment trust under sections 856 through 860 of the Code. The Company believes that, commencing with its taxable year ended December 31, 1994, it has been organized and is operating in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

     These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the Federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretation thereof.

     Smith Helms Mulliss & Moore, L.L.P. has acted as tax counsel to the Company in connection with the offering of the Securities and the Company's election to be taxed as a REIT and in the opinion of Smith Helms Mulliss & Moore, L.L.P., commencing with the Company's taxable year ended December 31, 1994, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's current organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on the factual representations of the Company concerning its business and properties. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet the various qualification tests imposed under the Code discussed below on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements.

FEDERAL INCOME TAXATION OF THE COMPANY

     If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders substantially eliminating the Federal "double taxation" on earnings (once at the corporate level when earned and once again at the stockholder level when distributed) that usually results from investments in a corporation. Nevertheless, the Company will be subject to Federal income tax as follows: First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either of the 75% or 95% gross income tests (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails either the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the "Built-In Gain Rules").

REQUIREMENTS FOR QUALIFICATION

     To qualify as a REIT, the Company has elected to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets and distributions of income to stockholders.

     ORGANIZATIONAL REQUIREMENTS. The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors,
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for the REIT requirements, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, and (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests regarding the nature of its income and assets, described below, also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals or persons, subject to a "look-through" exception in the case of condition (vi). In addition, the Company's Articles of Incorporation currently include certain restrictions regarding transfer of its Common Stock, which restrictions are intended (among other things) to assist the Company in continuing to satisfy conditions (v) and (vi) above.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership's share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest) will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

     INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property; including investments in other REITs, or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% of more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

     The Company does not currently charge and does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company also does not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from Related Party Tenants.

     The Operating Partnership does provide certain services with respect to the Properties. The Company believes that the services with respect to the Properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and therefore that the provision of such services will not cause rents received with respect to the Properties to fail to qualify as rents from real property. Services with respect to the Properties that the Company believes may not be provided by the Company or the Operating Partnership directly without jeopardizing the qualification of rent as "rents from real property" will be performed by independent contractors.

     The Operating Partnership and the Company receive fees in consideration of the performance of property management and brokerage and leasing services with respect to certain Properties not owned entirely by the Operating Partnership. Such fees will not qualify under the 75% or the 95% gross income tests. The Operating Partnership also may receive certain other types of income with respect to the properties it owns that will not qualify for either of these tests. In addition, distributions on the Operating Partnership's stock in the Service Companies and its allocable portion of the income earned by Forsyth-Carter Brokerage will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under either the 75% or the 95% gross income test.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its Federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in " -- Federal Income Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% income test, and in such case, the Company would cease to qualify as a REIT.

     ASSET TESTS. At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, including shares in other REITs, cash, cash items and government securities. Second, no more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     The 5% test must generally be met for any quarter in which the Company acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date on which the Company acquired the securities of the Service Companies, but also each time the Company increases its ownership of their respective securities (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their redemption rights). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in either of the Service Companies.

     The Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock of each of the Service Companies, and by virtue of its ownership of Units, the Company will be considered to own its pro rata share of such stock. See "The Company and the Operating Partnership". Neither the Company nor the Operating Partnership, however, will own more than 1% of the voting securities of either of the Service Companies. In addition, the Company and its senior management do not believe that the Company's pro rata share of the value of the securities of either of the Service Companies exceeds 5% of the total value of the Company's assets. The Company's belief is based in part upon its analysis of the estimated value of the securities of each of the Service Companies owned by the Operating Partnership relative to the estimated value of the other assets owned by the Operating Partnership. No independent appraisals will be obtained to support this conclusion, and Smith Helms Mulliss & Moore, L.L.P., in rendering its opinion as to the qualification of the Company as a REIT, is relying on the conclusions of the Company and its senior management as to the value of the securities of each of the Service Companies. There can be no assurance, however, that the IRS might not contend that the value of such securities held by the Company (through the Operating Partnership) exceeds the 5% value limitation.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

     ANNUAL DISTRIBUTION REQUIREMENTS. In order to be taxed as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year, if declared before the Company timely files its Federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if the Company satisfies the foregoing distribution requirements, to the extent that the Company does not distribute all of its net capital gain or "REIT taxable income" as adjusted, it will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year,
(b) 95% of its capital gain net income for that year and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Operating Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

     It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between
(i) the
actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and the deduction of such expenses in arriving at taxable income of the Company, or as a result of nondeductible cash expenditures such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, except that, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.

TAXATION OF U.S. STOCKHOLDERS

     As used herein, the term "U.S. Stockholder" means a holder of Common Stock that (for Federal income tax purposes) (a) is a citizen or resident of the United States, (b) is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) is an estate or trust, the income of which is subject to Federal income taxation regardless of its source. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

     DISTRIBUTIONS GENERALLY. Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's current or accumulated earnings and profits and, to that extent, will be taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's Common Stock, and the distribution in excess of such basis will be taxable as gain realized from the sale of its Common Stock. Dividends declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholders on December 31 of the year, provided that the dividends are actually paid by the Company during January of the following calendar year. Stockholders are not allowed to include on their own Federal income tax returns any tax losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in " -- Federal Income Taxation of the Company" above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the Company's earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

     CAPITAL GAIN DISTRIBUTIONS. Distributions to U.S. Stockholders that are properly designated by the Company as capital gain distributions will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     PASSIVE ACTIVITY LOSS AND INVESTMENT INTEREST LIMITATIONS. Distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income, and therefore stockholders will not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment interest limitation; net capital gain from the disposition of Common Stock or capital gain dividends generally will be excluded from investment income.

     CERTAIN DISPOSITIONS OF SHARES. Losses incurred on the sale or exchange of Common Stock held for less than six months (after applying certain holding period rules) will be deemed long-term capital loss to the extent of any capital gain dividends received by the selling stockholder from those shares.

     TREATMENT OF TAX-EXEMPT STOCKHOLDERS. Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the stockholder has borrowed to acquire or carry its Common Stock. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a "look-through" exception to the five or fewer requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either (i) a single qualified trust holds more than 25% by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For these purposes, a qualified trust is any trust described in Section 401 (a) of the Code and exempt from tax under Section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying upon the "look-through" exception. The restrictions on ownership of Common Stock in the Articles of Incorporation generally will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing Common Stock, absent a waiver of the restrictions by the Board of Directors.

SPECIAL TAX CONSIDERATIONS FOR NON-U.S. STOCKHOLDERS

     The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws on an investment in the Company, including any reporting requirements.

     In general, Non-U.S. Stockholders will be subject to regular Federal income tax with respect to their investment in the Company if the investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business may also be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to regular United States Federal corporate income tax. The following discussion will apply to Non-U.S. Stockholders whose investment in the Company is not so effectively connected.

     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain distribution will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a Federal income tax equal to 30% of the gross amount of the dividend unless this tax is reduced by an applicable tax treaty. Such a distribution in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of Common Stock.

     Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals).

     Although tax treaties may reduce the Company's withholding obligations, the Company generally will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Company's earnings and profits will be subject to 30% dividend withholding. If the amount of tax withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.

     Unless the Common Stock constitutes a "United States real property interest" within the meaning of FIRPTA, a sale of Common Stock by a Non-U.S. Stockholder generally will not be subject to Federal income taxation. The Common Stock will not constitute a United States real property interest if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It is currently anticipated that the Company will be a domestically controlled REIT and therefore that the sale of Common Stock will not be subject to taxation under FIRPTA. However, because the Common Stock will be publicly traded, no assurance can be given that the Company will continue to be a domestically controlled REIT. Notwithstanding the foregoing, capital gains not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains. If the Company were not a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of Common Stock would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the Common Stock were "regularly traded" on an established securities market (such as the New York Stock Exchange) on which the Common Stock will be listed and on the size of the selling stockholder's interest in the Company. If the gain on the sale of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). In addition, distributions that are treated as gain from the disposition of Common Stock and that are subject to tax under FIRPTA also may be subject to a 30% branch profit tax when made to a foreign corporate stockholder that is not entitled to either a reduced rate or an exemption under a treaty. In any event, a purchaser of Common Stock from a Non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased Common Stock is "regularly traded" on an established securities market or if the Company is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of Common Stock from a Non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if the holder (i) fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security Number),
(ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report properly payments of interest and dividends or is otherwise subject to backup withholding or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and (a) that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments or (b) that he or she has been notified by the IRS that he or she is no longer subject to backup withholding. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States Federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

     Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

     GENERAL. Substantially all of the Company's investments are held through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.

     ENTITY CLASSIFICATION. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If the Operating Partnership is treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which would prevent the Company from qualifying as a REIT. See
" -- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distributions.

     An organization formed as a partnership will be treated as a partnership for Federal income tax purposes rather than as a corporation only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. These four characteristics are (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. The Operating Partnership has not requested, and does not intend to request, a ruling from the IRS that it will be treated as a partnership for Federal income tax purposes. Instead, in connection with the filing of the Registration Statement of which this Prospectus is a part, Smith Helms Mulliss & Moore, L.L.P. has delivered its opinion dated June 3, 1996 to the effect that based on the provisions of the Operating Partnership's partnership agreement (the "Partnership Agreement"), certain factual assumptions and certain representations described in the opinion, the Operating Partnership will be treated as a partnership for Federal income tax purposes. Smith Helms Mulliss & Moore, L.L.P. undertakes no obligation to update this opinion subsequent to such date. Unlike a private letter ruling, an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership as a partnership for Federal income tax purposes.

     TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss in generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with
Section 704(c) of the Code.

     In general, the partners who have contributed partnership interests in the Properties to the Operating Partnership (the "Contributing Partners") will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the Contributing Partners, and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of any offering of Securities. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See " -- Requirements for Qualification -- ANNUAL DISTRIBUTION REQUIREMENTS."

     Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the "traditional method" under current law, or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the "traditional method" for accounting for Book-Tax Differences with respect to the Properties contributed to the Partnership. As a result of such determination, distributions to shareholders will be comprised of a greater portion of taxable income rather than a return of capital. The Operating Partnership and the Company have not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to Properties contributed to the Partnership in the future.

     With respect to any property purchased by the Operating Partnership, such property will initially have a tax basis equal to its fair market value and
Section 704(c) of the Code will not apply.

     BASIS IN OPERATING PARTNERSHIP INTEREST. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

     If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its partnership interest. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceed the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gains. Under current law, capital gains and ordinary income of corporations are generally taxed at the same marginal rates.

     SALE OF THE PROPERTIES. The Company's share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See " -- Federal Income Taxation of the Company -- INCOME TESTS." Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and to make such occasional sales of the Properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

OTHER TAX CONSIDERATIONS

     A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Operating Partnership from distributions on stock of the Service Companies held by the Operating Partnership. Neither of the Service Companies will qualify as a REIT, and the Service Companies will pay Federal, state and local income taxes on their taxable incomes at normal corporate rates. Any Federal, state or local income taxes that the Service Companies are required to pay will reduce the cash available for distribution by the Company to its stockholders.

     As described above, the value of the securities of each of the Service Companies held by the Company cannot exceed 5% of the value of the Company's assets at a time when a Unit holder in the Operating Partnership exercises his or her redemption right (or the Company otherwise is considered to acquire additional securities of either of the Service Companies). See " -- Federal Income Taxation of the Company." This limitation may restrict the ability of each of the Service Companies to increase the size of its respective business unless the value of the assets of the Company is increasing at a commensurate rate.

STATE AND LOCAL TAX

     The Company and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property, or reside. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the Federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

                              PLAN OF DISTRIBUTION

     The Company and the Operating Partnership may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company and the Operating Partnership also may, from time to time, authorize underwriters acting as their agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company or the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company or the Operating Partnership to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, are set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "Securities Act"). Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company and the Operating Partnership will authorize dealers acting as their agents to solicit offers by certain institutions to purchase Securities from them at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company and the Operating Partnership. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company and the Operating Partnership shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and the Operating Partnership in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements and schedule of Highwoods Properties, Inc., incorporated herein by reference from the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, the Combined Statement of Revenue and Certain Expenses of TBC Parkway Plaza, Inc. for the year ended December 31, 1994, incorporated herein by reference from the Company's Current Report on Form 8-K, dated December 18, 1995, the Combined Statement of Revenue and Certain Expenses of the Acquired Properties for the year ended December 31, 1994, incorporated herein by reference from the Company's Current Report on Form 8-K, dated July 12, 1995 (as amended on Form 8-K/A on September 6, 1995), the Combined Statement of Revenue and Certain Expenses of Research Commons for the year ended December 31, 1994, incorporated herein by reference from the Company's Current Report on Form 8-K, dated February 10, 1995, the combined financial statements and schedule of Eakin & Smith for the year ended December 31, 1995, incorporated by reference from the Company's Current Report on Form 8-K/A dated April 1, 1996 as amended on June 3, 1996 and June 18, 1996 and the Historical Summary of Gross Income and Direct Operating Expenses for certain properties owned by Towermarc Corporation for the year ended December 31, 1995, incorporated herein by reference from the Company's Current Report on Form 8-K/A, dated April 29, 1996 as amended on June 3, 1996 and June 18, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements and schedule of Highwoods/Forsyth Limited Partnership at December 31, 1995 and for the period June 14, 1994 to December 31, 1994 and the year ended December 31, 1995 and the combined financial statements of the Highwoods Group at December 31, 1993 and for the period January 1, 1994 to June 13, 1994 and the year ended December 31, 1993 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements and the schedule of real estate and accumulated depreciation of the Forsyth Group, incorporated herein by reference from the Company's Current Report on Form 8-K, dated February 10, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Crocker Realty Trust, Inc. as of December 31, 1995 and for the year then ended, the financial statements of Crocker & Sons, Inc. as of December 31, 1994 and for the year then ended, and the financial statements of Crocker Realty Investors, Inc. as of December 31, 1994 and 1993, and for the two years ended December 31, 1994, have been incorporated herein by reference from the Company's Current Report on Form 8-K/A dated April 29, 1996 as amended on June 3, 1996 and June 18, 1996, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Southeast Realty Corp., AP Southeast Portfolio Partners, L.P. and AP Fontaine III Partners, L.P. as of December 31, 1994 and for the year ended December 31, 1994, and the financial statements of AP Fontaine III Partners, L.P. for the period from October 28, 1993 (date of inception) through December 31, 1993 incorporated herein by reference from the Company's Current Report on Form 8-K/A dated April 29, 1996 as amended on June 3, 1996 and June 18, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of AP Southeast Portfolio Partners, L.P. for the period from its date of inception (November 17, 1993) through December 31, 1993 incorporated herein by reference from the Company's Current Report on Form 8-K/A dated April 29, 1996 as amended on June 3, 1996 and June 18, 1996, have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby is being passed upon for the Company and the Operating Partnership by Smith Helms Mulliss & Moore, L.L.P., Raleigh, North Carolina. Certain legal matters will be passed upon for any underwriters, dealers or agents by Andrews & Kurth L.L.P., Washington, D.C.

     In addition, the description of Federal income tax consequences contained in this Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Smith Helms Mulliss & Moore, L.L.P.

     Smith Helms Mulliss & Moore, L.L.P. and Andrews & Kurth L.L.P. may rely as to matters of Maryland law on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                  PAGE

                             PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.................... S-3
The Company...................................... S-8
Recent Developments.............................. S-10
The Properties................................... S-13
Management....................................... S-14
Use Of Proceeds.................................. S-15
Capitalization................................... S-16
Selected Financial Data.......................... S-17
Management's Discussion And Analysis Of
  Financial Condition And Results Of
  Operations..................................... S-20
Highwoods Properties, Inc. Pro Forma Financial
  Information.................................... S-24
Description of Preferred Shares.................. S-33
Certain Federal Income Tax Considerations........ S-36
Underwriting..................................... S-37
Legal Matters.................................... S-37

                                   PROSPECTUS

Available Information............................ 2
Incorporation Of Certain Documents By
  Reference...................................... 2
The Company And The Operating Partnership........ 3
Risk Factors..................................... 4
Use Of Proceeds.................................. 9
Ratios Of Earnings To Combined Fixed Charges And
  Preferred Stock Dividends...................... 9
Description Of Debt Securities................... 9
Description Of Preferred Stock................... 21
Description Of Depositary Shares................. 27
Description Of Common Stock...................... 30
Federal Income Tax Considerations................ 32
Plan Of Distribution............................. 42
Experts.......................................... 43
Legal Matters.................................... 44

                                 125,000 SHARES
                        HIGHWOODS PROPERTIES, INC.
                      (HIGHWOODS LOGO APPEARS HERE)
             8 5/8% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES
                           (PAR VALUE $.01 PER SHARE)
            (LIQUIDATION PREFERENCE EQUIVALENT TO $1,000 PER SHARE)

                             PROSPECTUS SUPPLEMENT

                              MERRILL LYNCH & CO.
                                FEBRUARY 7, 1997